PART II - OFFERING CIRCULAR

Dated April __, 2016

PURSUANT TO REGULATION A
OF THE SECURITIES ACT OF 1933

XREAL, INC.

604 Arizona Avenue

Santa Monica, California 90401

(310) 963-1789

www.fortressfury.com

$3,000,000

600,000 Shares of Common Stock at $5.00 per Share

Minimum Investment: 100 Shares ($500)

FORM 1-A: TIER 2

FOR SOPHISTICATED INVESTORS ONLY

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED HEREUNDER ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(D)(2)(I)(C) OF REGULATION A FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV.

	Price to public	Underwriting discount and commissions (1)	Proceeds to Company (2)	Proceeds to other persons

Per share	$5.00	(1)	$5.00	$0

Total (4):	$3,000,000	(1)	$3,000,000	$0

This offering will terminate on October __, 2016, unless extended by us for up to an additional 180 days or terminated sooner by us in our discretion regardless of the amount of capital raised (the "Sales Termination Date"). There is no minimum capitalization required of us and therefore no escrow will be established for subscription funds. Subscription funds may be deposited by us directly into our operating account for use as described in this Offering Circular.

_____________________

(1)

The shares will be offered on a "best-efforts" basis by our officers, directors and employees, and may be offered through broker-dealers who are registered with the Financial Industry Regulatory Authority ("FINRA"), or through other independent referral sources. As of the date of this Offering Circular, no selling agreements had been entered into by us with any broker-dealer firms. Selling commissions may be paid to broker-dealers who are members of FINRA with respect to sales of shares made by them and compensation may be paid to consultants in connection with the offering of shares. No selling commissions will be paid to any officers, directors or employees of the Company for their assistance with this offering. We may also pay incentive compensation to registered broker-dealers and other service providers, including without limitation StartEngine CrowdFunding, Inc., in the form of common stock or warrants in us. We will indemnify participating broker-dealers and service providers with respect to disclosures made in the Offering Circular.

1

(2)

The amounts shown are before deducting organization and offering costs to us, which include legal, accounting, printing, due diligence, marketing, consulting, finders fees, selling and other costs incurred in the offering of the shares. The costs of the offering also include the costs of blue sky compliance, and fees to be paid to StartEngine Crowdfunding, Inc. and FundAmerica Securities, LLC for certain administrative services to be provided in connection with the offering. See "USE OF PROCEEDS" and "PLAN OF DISTRIBUTION."

(3)

The shares are being offered pursuant to Regulation A of Section 3(b) of the Securities Act of 1933, as amended, for Tier 2 offerings. The shares will only be issued to purchasers who satisfy the requirements set forth in Regulation A. We have the option in our sole discretion to accept less than the minimum investment from a limited number of subscribers. "TERMS OF THE OFFERING."

THIS OFFERING CIRCULAR IS NOT KNOWN TO CONTAIN AN UNTRUE STATEMENT OF A MATERIAL FACT, NOR TO OMIT MATERIAL FACTS WHICH IF OMITTED, WOULD MAKE THE STATEMENTS HEREIN MISLEADING. IT CONTAINS A FAIR SUMMARY OF THE MATERIAL TERMS OF DOCUMENTS PURPORTED TO BE SUMMARIZED HEREIN. HOWEVER, THIS IS A SUMMARY ONLY AND DOES NOT PURPORT TO BE COMPLETE. ACCORDINGLY, REFERENCE SHOULD BE MADE TO THE CERTIFICATION OF RIGHTS, PREFERENCES AND PRIVILEGES AND OTHER DOCUMENTS REFERRED TO HEREIN, COPIES OF WHICH ARE ATTACHED HERETO OR WILL BE SUPPLIED UPON REQUEST, FOR THE EXACT TERMS OF SUCH AGREEMENTS AND DOCUMENTS.

_____________________________________

THIS OFFERING CIRCULAR DOES NOT CONSTITUTE AN OFFER OR SOLICITATION IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS CONCERNING THE COMPANY OTHER THAN THOSE CONTAINED IN THIS OFFERING CIRCULAR, AND IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON.

_____________________________________

PROSPECTIVE INVESTORS ARE NOT TO CONSTRUE THE CONTENTS OF THIS OFFERING CIRCULAR, OR OF ANY PRIOR OR SUBSEQUENT COMMUNICATIONS FROM THE COMPANY OR ANY OF ITS EMPLOYEES, AGENTS OR AFFILIATES, AS INVESTMENT, LEGAL, FINANCIAL OR TAX ADVICE. EACH INVESTOR SHOULD CONSULT HIS OWN COUNSEL, ACCOUNTANT AND OTHER PROFESSIONAL ADVISORS AS TO LEGAL, TAX AND OTHER RELATED MATTERS CONCERNING HIS INVESTMENT.

2

JURISDICTIONAL (NASAA) LEGENDS

FOR RESIDENTS OF ALL STATES: THE PRESENCE OF A LEGEND FOR ANY GIVEN STATE REFLECTS ONLY THAT A LEGEND MAY BE REQUIRED BY THAT STATE AND SHOULD NOT BE CONSTRUED TO MEAN AN OFFER OR SALE MAY BE MADE IN A PARTICULAR STATE. IF YOU ARE UNCERTAIN AS TO WHETHER OR NOT OFFERS OR SALES MAY BE LAWFULLY MADE IN ANY GIVEN STATE, YOU ARE HEREBY ADVISED TO CONTACT THE COMPANY. THE SECURITIES DESCRIBED IN THIS OFFERING CIRCULAR HAVE NOT BEEN REGISTERED UNDER ANY STATE SECURITIES LAWS (COMMONLY CALLED "BLUE SKY" LAWS).

3

TABLE OF CONTENTS

SUMMARY OF RISK FACTORS	5

INVESTMENT SUMMARY	10

USE OF PROCEEDS	13

BUSINESS	14

RISKS FACTORS	20

DIVIDEND POLICY	34

CAPITALIZATION	35

DILUTION	36

MANAGEMENT	36

PRINCIPAL SHAREHOLDERS	40

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS	41

DESCRIPTION OF CAPITAL STOCK	42

ERISA CONSIDERATIONS	42

TERMS OF THE OFFERING	44

PLAN OF DISTRIBUTION	46

REPORTS TO SHAREHOLDERS	48

ADDITIONAL INFORMATION	48

FINANCIAL STATEMENTS OF THE COMPANY	48

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION	49

EXHIBITS

SUBSCRIPTION DOCUMENTS	A

4

SUMMARY OF RISK FACTORS

The purchase of shares of our common stock involves substantial risks. Each prospective investor should carefully consider the following risk factors, in addition to any other risks associated with this investment, and should consult with his own legal and financial advisors.

Cautionary Statements

The discussions and information in this Offering Circular may contain both historical and forward-looking statements. To the extent that the Offering Circular contains forward-looking statements regarding the financial condition, operating results, business prospects, or any other aspect of our business, please be advised that our actual financial condition, operating results, and business performance may differ materially from that projected or estimated by us in forward-looking statements. We have attempted to identify, in context, certain of the factors we currently believe may cause actual future experience and results to differ from our current expectations. The differences may be caused by a variety of factors, including but not limited to:

•	We have a limited operating history. We cannot guarantee sales of our product, or that we will ever be profitable and we may be unable to effectively implement our business model.

•	If we do not consistently deliver high-quality titles, or if consumers prefer competing products, our sales could suffer.

•	Our reputation with consumers is critical to our success. If our games and services do not function as consumers expect, it may have a negative impact on our business.

•

Our industry is subject to rapid technological change, and if we do not adapt to, and appropriately allocate our new resources among, emerging technologies and business models, our business may be negatively impacted.

•	Competition in the interactive entertainment industry is intense, and competitors may succeed in reducing our sales.

•	The development of high-quality products requires substantial up-front expenditures, and we may not be able to recover those costs for our future products.

•

Our products are subject to the threat of piracy and unauthorized copying, and inadequate intellectual property laws and other protections could prevent us from enforcing or defending our proprietary technologies. We may also face legal risks arising from user-generated content.

•	We rely on external developers to develop some of our software products.

•	Our business is subject to the risks and uncertainties of international trade.

•	We rely on complex information technology systems and networks to operate our business. Any significant system or network disruption could negatively impact our business.

•	If general economic conditions decline, demand for our products could decline.

•

There is no current trading market for our securities and if a trading market does not develop, purchasers of our securities may have difficulty selling or otherwise monetizing their shares. We have used an arbitrary offering price.

5

We have a limited operating history, and we cannot guarantee sales of our product or that we will ever be profitable, and we may be unable to effectively implement our business model. The Company was formed in May 2014 and has only recently begun operations. We cannot assure at this time that we will operate profitably or that we will have adequate working capital to meet our obligations as they become due. Management believes that our success will depend in large part on our ability to market our games. We intend to invest heavily in marketing and in the development of a new pack for Fortress Fury, a new concept, and new games. As a result, we will likely incur operating losses for the foreseeable future. Our business is speculative and dependent upon the acceptance of our proprietary games and the effectiveness of our marketing program to convince gamers to download our games on their mobile platforms and purchase the items that are making our games attractive and addictive. We cannot assure that consumers will accept our proprietary games or that we will earn any revenues or profit. Investors may lose their entire investment.

If we do not consistently deliver high-quality titles, or if consumers prefer competing products, our sales could suffer. While many new products are regularly introduced in our industry, it is increasingly difficult to produce high-quality products and to predict, prior to production and distribution, what products will be well-received, even if they are high-quality titles with good reviews. Competitors often develop titles that could imitate or compete with our best-selling titles, and take sales away from them or reduce our ability to charge the same prices we could charge for such titles. Products published by our competitors may take a larger share of consumer spending than anticipated, which could cause our product sales to fall below expectations. Consumers may lose interest in a genre of games we produce. If we do not continue to develop consistently high-quality and well-received products, or if our competitors develop more successful products or offer competitive products at lower prices, our revenues, margins and profitability could be impaired. The increased importance of downloadable content to our business amplifies these risks, as downloadable content for poorly-received titles typically generates lower-than-expected sales. Further, a failure by us to develop a high-quality product, or our development of a product that is otherwise not well-received, could harm our reputation and increase the likelihood that our future products will not be well-received.

If our games and services do not function as consumers expect, it may have a negative impact on our business. If our games and services do not function as consumers expect, whether because they fail to function as advertised or otherwise, our sales may suffer. The risk that this may occur is particularly pronounced with respect to Fortress Fury, our only game with online features, because it involves ongoing consumer expectations, which we may not be able to successfully satisfy. If our games and services do not function as consumers expect, it may negatively impact our business. The rewriting of the matrix for a game to satisfy a higher number of players could adversely impact the game and disappoint consumers.

Our industry is subject to rapid technological change, and if we do not adapt to, and appropriately allocate our new resources among, emerging technologies and business models, our business may be negatively impacted. Technology changes rapidly in the interactive entertainment industry. We must continually anticipate and adapt our products to emerging technologies, delivery platforms, and business models in order to stay competitive. If we choose to incorporate a new technology into a product or to develop a product for a new platform, operating system or media format, we will be required to make a substantial investment prior to the introduction of the product. If we invest in the development of interactive entertainment products incorporating a new technology or for a new platform that does not achieve significant commercial success, our revenues from those products likely will be lower than we anticipated and may not cover our development costs. Further, our competitors may adapt to an emerging technology or business model more quickly or effectively than we do, creating products that are technologically superior to ours, more appealing to consumers, or both. If, on the other hand, we elect not to pursue the development of products incorporating a new technology or for new platforms, or otherwise elect not to pursue a new business model, that achieves significant commercial success, it may have adverse consequences. It may take significant time and resources to shift product development resources to that technology, platform or business model as the case may be, and may be more difficult to compete against existing products incorporating that technology or for that platform or against companies using that business model. For example, digital content delivery is increasingly important in our industry, requiring us to develop or acquire the expertise in such delivery method needed to remain competitive. Any failure to successfully adapt to, and appropriately allocate resources among, emerging technologies could negatively impact our business.

6

Competition in the interactive entertainment industry is intense, and competitors may succeed in reducing our sales. Within the interactive entertainment industry, we compete with other publishers of interactive entertainment software developed for use on handheld, mobile and tablet devices or social networking sites, both within the United States and, increasingly, in international jurisdictions. Our competitors include very large corporations with significantly greater financial, marketing and product development resources than we have. For example, integrated video game console hardware and software companies such as Microsoft, Nintendo and Sony, compete directly with us in the development of software titles for their respective platforms. A relatively small number of titles account for a significant portion of net revenues, and an even greater portion of net profit, in the interactive entertainment industry. The availability of significant financial resources is a major competitive factor in the production of high-quality products and in the marketing of products that are ultimately well-received. Our larger competitors may be able to leverage their greater financial, technical, personnel, and other resources to finance larger budgets for development and marketing, and make higher offers to licensors and developers for commercially desirable properties as well as adopt more aggressive pricing policies to develop more commercially successful products for the personal computer ("PC") or video game platforms than we do. In addition, competitors with large product lines and popular titles typically have greater leverage with retailers, distributors and other customers, who may be willing to promote titles with less consumer appeal in return for access to those competitors' more popular titles.

The development of high-quality products requires substantial up-front expenditures, and we may not be able to recover those costs for our future products. Consumer preferences for games are usually cyclical and difficult to predict, and even the most successful titles remain popular for only limited periods of time, unless refreshed with new content or otherwise enhanced. In order to remain competitive, we must continuously develop new products or enhancements to existing products. The amount of lead time and cost involved in the development of high-quality products is increasing, and the longer the lead time involved in developing a product and the greater the allocation of financial resources to such product, the more critical it is that we accurately predict consumer demand for such product. If our future products do not achieve expected consumer acceptance or generate sufficient revenues upon introduction, we may not be able to recover the substantial development and marketing costs associated with those products.

Our products are subject to the threat of piracy and unauthorized copying, and inadequate intellectual property laws and other protections could prevent us from enforcing or defending our proprietary technologies. We may also face legal risks arising out of user-generated content. We regard our software as proprietary and rely on a variety of methods, including a combination of copyright, patent, trademark and trade secret laws and employee and third-party nondisclosure agreements, to protect our proprietary rights. We own or license various copyrights, patents, trademarks, and trade secrets. We are not aware if unauthorized copying has occurred, and if a significant amount of unauthorized copying of our software products were to occur, it could negatively impact our business. Policing unauthorized sale, distribution and use of our products is difficult, and software piracy (including online piracy) is a persistent problem for our industry.

7

We rely on external developers to develop some of our software products. We rely on external software developers to develop some of our software products. Because we depend on these developers, we are subject to the following risks: (a) continuing strong demand for top-tier developers' resources, combined with the recognition they receive in connection with their work, may cause developers who worked for us in the past either to work for a competitor in the future or to renegotiate agreements with us on terms less favorable to us; (b) limited financial resources and business expertise and inability to retain skilled personnel may force developers out of business prior to completing products or require us to fund additional costs; and (c) a competitor may acquire the businesses of key developers or sign them to exclusive development arrangements and, in either case, we would not be able to continue to engage such developers' services for our products, except for any period of time for which those developers are contractually obligated to complete development for us.

Increased competition for skilled third-party software developers also has compelled us to agree to make significant advance payments on royalties to game developers. If the products subject to these arrangements do not generate sufficient revenues to recover these royalty advances, we would have to write-off unrecovered portions of these payments, which could negatively impact our business. So far, we have paid developers a royalty based on a percentage of net revenues from product sales, less agreed upon deductions.

Our business is subject to the risks and uncertainties of international trade. We conduct business throughout the world, and we expect to eventually derive a substantial amount of revenues and profits from international trade. We expect that international sales will account for a significant portion of our total revenues and profits in the future and, moreover, that sales in emerging markets in Asia and elsewhere will increasingly be important especially due to the growth of gaming in Asia. As such, we are, and may increasingly be, subject to risks inherent in foreign trade generally, as well as risks inherent in doing business in emerging markets, including increased tariffs and duties, compliance with economic sanctions, fluctuations in currency exchange rates, shipping delays, increases in transportation costs, international political, regulatory and economic developments and differing local business practices, all of which may impact operating margins or make it more difficult, if not impossible, for us to conduct business in foreign markets.

We rely on complex information technology systems and networks to operate our business. Any significant system or network disruption could negatively impact our business. We rely on the efficient and uninterrupted operation of complex information technology systems and networks, some of which are within XReal and some of which are managed and/or hosted by third-party providers. All information technology systems and networks are potentially vulnerable to damage or interruption from a variety of sources, including but not limited to cyber-attacks, malicious software, security breach, energy blackouts, natural disasters, terrorism, war and telecommunication failures. We may also face sophisticated attacks, referred to as advanced persistent threats, which are cyber-attacks aimed at compromising our intellectual property and other commercially-sensitive information, such as the source code and game assets for our software or confidential customer or employee information, which remain undetected for prolonged periods of time. Information technology system or network failure or security breach could negatively impact our business continuity, operations and financial results. These risks extend to the networks and e-commerce sites of console platform providers and other partners who sell and host our content online. We may incur additional costs to remedy the damages caused by these disruptions or security breaches.

8

If general economic conditions decline, demand for our products could decline. Our products involve discretionary spending on the part of consumers. Consumers are generally more willing to make discretionary purchases, including purchases of products like ours, during periods in which favorable economic conditions prevail. As a result, our products are sensitive to general economic conditions and economic cycles. A reduction or shift in domestic or international consumer spending could result in an increase in our selling and promotional expenses in an effort to offset that reduction, and could have a material adverse effect on our business, financial condition, results of operations, profitability, cash flows and liquidity.

Financial projections included with this Offering Circular may prove to be inaccurate. Financial projections concerning our estimated operating results may be included with the Offering Circular. Any projections would be based on certain assumptions which could prove to be inaccurate and which would be subject to future conditions, which may be beyond our control, such as general industry conditions. We may experience unanticipated costs, or anticipated revenues may not materialize, resulting in lower operating results than forecasted. We cannot assure that the results illustrated in any financial projections will in fact be realized by us.

If we were to lose the services of our key personnel, we may not be able to execute our business strategy. Our success is substantially dependent on the performance of our executive officers and key employees. The loss of any of our officers or directors would have a material adverse impact on us. We will generally be dependent upon Howard Marks and Jordan Maron for the direction, management and daily supervision of our operations.

There is no minimum capitalization required in this offering. We cannot assure that all or a significant number of shares of common stock will be sold in this offering. Investors' subscription funds will be used by us as soon as they are received, and no refunds will be given if an inadequate amount of money is raised from this offering to enable us to conduct our business. Management has no obligation to purchase shares of common stock. If we raise less than the entire amount that we are seeking in the offering, then we may not have sufficient capital to meet our operating requirements. We cannot assure that we could obtain additional financing or capital from any source, or that such financing or capital would be available to us on terms acceptable to us. Under such circumstances, investors in our common stock could lose their investment in us. Furthermore, investors who subscribe for shares in the earlier stages of the offering will assume a greater risk than investors who subscribe for shares later in the offering as subscriptions approach the maximum amount.

We determined the price of the shares arbitrarily. The offering price of the shares of common stock has been determined by management, and bears no relationship to our assets, book value, potential earnings, net worth or any other recognized criteria of value. We cannot assure that price of the shares is the fair market value of the shares or that investors will earn any profit on them.

If we issue additional shares of our stock, shareholders may experience dilution in their ownership of us. We are authorized to issue up to 98,000,000 shares of common stock, par value $0.001 per share, and 2,000,000 shares of preferred stock, par value $0.001 per share. We have the right to raise additional capital or incur borrowings from third parties to finance our business. Our board of directors has the authority, without the consent of any of our stockholders, to cause us to issue more shares of our common stock and preferred stock. Consequently, shareholders may experience more dilution in their ownership of us in the future. Our board of directors and majority shareholders have the power to amend our certificate of incorporation in order to effect forward and reverse stock splits, recapitalizations, and similar transactions without the consent of our other shareholders. We may also issue net profits interests in XReal. The issuance of additional shares of capital stock or net profits interests by us would dilute shareholders' ownership in us.

9

We cannot assure that we will pay dividends. We do not currently anticipate declaring and paying dividends to our shareholders in the near future. It is our current intention to apply net earnings, if any, in the foreseeable future to increasing its capital base and marketing. Prospective investors seeking or needing dividend income or liquidity should therefore not purchase shares of our common stock. We cannot assure that we will ever have sufficient earnings to declare and pay dividends to the holders of our common stock, and in any event, a decision to declare and pay dividends is at the sole discretion of our board of directors.

We cannot assure that a public trading market for our common stock will ever be established. At present, there is no active trading market for our securities, and we cannot assure that a trading market will develop. Our common stock has no trading symbol. In order to obtain a trading symbol and authorization to have our common stock trade publicly, we must file an application on Form 211 with, and receive the approval by, the Financial Industry Regulatory Authority ("FINRA"), of which there is no assurance, before active trading of our common stock could commence. If our shares of common stock ever publicly trade, they may be relegated to the OTC Pink Sheets. The OTC Pink Sheets provide significantly less liquidity than the NASD's automated quotation system, or NASDAQ Stock Market. Prices for securities traded solely on the Pink Sheets may be difficult to obtain and holders of common stock may be unable to resell their securities at or near their original price or at any price.

INVESTMENT SUMMARY

The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere or incorporated by reference in this Offering Circular.

XReal, Inc.

XReal, Inc. ("XReal," "we," "us," "our," or the "Company") is a Delaware corporation originally formed as a limited liability company in the State of Delaware on August 11, 2014, and converted into a corporation on April 13, 2016. The Company was established to create a new mobile gaming platform primarily targeting the eSports market, and to develop a mobile eSports franchise with highly addictive games. We are a developer and publisher of online games to be played exclusively on mobile and tablet devices. We operate in the mobile eSports segment of the video gaming industry and are an international developer and publisher of interactive software products and content.

We develop, market, and sell products exclusively through digital downloads, which are principally based on our developed intellectual properties. We are established to deliver content to a broad range of gamers, ranging from children to adults, and from core gamers to mass-market consumers to "value" buyers seeking budget-priced software, in a variety of markets. We intend to continue to focus our efforts in the areas we believe have the most opportunity for growth and higher profitability, while reducing investments in areas we believe have less profit potential and limited growth opportunities. To that end, we expect to focus on developing deep, high-quality content that offers engaging online gaming experiences.

10

We believe the growth of video gaming as an industry reflects a "booming trend" among young people who play these games as a sport. As such, the new industry, eponymously named "eSports," has given rise to live tournaments styled as sports competitions and held in traditional theatres for sports such as the Staples Center in Los Angeles, California and other similar arenas. It has also given rise to professional player leagues, devoted fans and followers, and accouterments of traditional sports, such as cards, shirts, and other forms of merchandising. The top twenty-five gaming companies had total gaming-related revenue in 2015 close to $45 billion as reported by Newzoo.com, a market data intelligence company, and is projected to reach over $100 billion in 2017. These companies include larger companies with a division focused on gaming such as Microsoft and Sony and also several companies focused exclusively on the gaming space. The three most notable are Activision Blizzard, Inc. ("Activision"), EA Sports, Inc. ("EA Sports"), and Take Two Interactive, Inc. ("Take Two"). Activision presently shows a market capitalization of $28.3 billion as of February 1, 2016. Similarly, EA Sports is trading at a total market capitalization of almost $22 billion as of February 1, 2016. In terms of revenue, EA Sports is the fourth largest company in the gaming space and the largest purely focused on gaming (with Activision at 5th) and a close second to Activision as far as companies focused solely on gaming. We believe that almost all of the pure gaming companies have sought, in one way or another, to enter into the activity of live gaming tournaments as a way to promote their brands and individual games. Indeed, we believe there has been a literal explosion in gaming tournaments. Over the last several years, gaming companies, together with some other related groups, such as Major League Gaming (a group with a YouTube Network devoted to broadcasting games) and the Electronic Sports League ("ESL") (a group that styles itself as an eSports league devoted to the tournament side of the business and which sponsors games from several different gaming companies), have put on over 10,000 tournaments. The tournaments showcase a live competition on giant video screens with contestants in soundproof booths at major event centers. We believe the sheer enormity of the numbers of tournaments is staggering, but almost equally astonishing is the fact that these tournaments almost entirely center on just a few games promoted by the three most important companies.

Newzoo.com reports that mobile eSports will represent $35 billion in aggregated revenue in 2016 with 1.9 billion players. We believe these numbers are growing exponentially, along with the growth of mobile acceptance around the world, and we intend to target that specific market.

We specifically designed our first game, Fortress Fury (the "Game"), to fit both Android and IOS mobile consoles. The Game was recently introduced to market and has gained many players in a short period of time. An internet forum has been created by users and YouTube reports in excess of 144,000 views of the various videos related to the Game. Fortress Fury has been listed in the top 100 on the iTunes app store and was downloaded more than a million times in its first two weeks after launch.

We plan to address immediate needs required to support the growth of our first Game, especially through advertising to generate more downloads and interest in the Game after it is re-released. First, we intend to enhance and further develop the Game with software improvements once we have adequate funds. The second version is expected to have faster download and response times than the existing version.

Our primary sources of revenue are expected initially to be the proceeds from players paying fees to play in tournaments, fees paid to purchase features during game play, and advertising/sponsorship revenue earned from content published on our game platform. Management believes that substantial revenue can be generated through the sale of access to Game players. Management also believes that sales of advertising/sponsorship on our platform will generate an additional source of revenue for us as soon as the Game has created a significant gaming community around Fortress Fury.

Our executive offices are located at 604 Arizona Avenue, Santa Monica, California 90401 and our telephone number is 310-963-1789. Our website address is https://www.fortressfury.com and our e-mail address is info@startengine.com.

11

Investment Analysis

Management believes that we have strong economic prospects by virtue of the following dynamics of the industry and us:

1.	Management believes that the trends for growth in the eGames industry are favorable as the demand for games is growing along with the development and acceptance of mobile platforms around the world.

2.

Management has already developed one game, Fortress Fury. The Game was launched on May 14, 2015 and within two weeks after launch gained more than one million downloads, including 800,000 Android and 500,000 Apple downloads for a total over seven million unique sessions.

3.

Management believes our plan to maintain and build upon our intellectual properties and franchise by developing new content and games is a winning strategy. We developed and produced our first video game title using a model in which a core group of creative, production, and technical professionals led by our creative director, in coordination with our marketing, finance, and other departments, has responsibility for the entire development and production process, including the supervision and coordination of internal and external resources.

4.

Management believes that our marketing efforts on the Internet (including on Facebook, Twitter, YouTube, and other online social networks and websites) will provide us with a competitive advantage, as we believe management has an in-depth knowledge of Internet marketing and YouTube. In particular, our creative director has over nine million followers on YouTube. In addition, our first Game is already available through iTunes at the Apple Store and Google Play.

There is no assurance that we will be profitable, or that the industry's favorable dynamics will not be outweighed in the future by unanticipated losses, adverse regulatory developments and other risks. Investors should carefully consider the various risk factors before investing in the shares. Commerce in the mobile video game industry is extremely competitive and, therefore, inherently speculative. See "RISK FACTORS."

The Offering

Common Stock offered by us	600,000 shares

Common Stock outstanding (1)	10,000,000 shares

Common Stock to be outstanding after the offering (2)	10,600,000 shares

_____________________

(1)

Includes 5,000,000 shares of common stock owned by Howard Marks, our chairman, president, and chief executive officer, and 5,000,000 shares owned by Jordan Maron, our director, chief financial officer, chief creative officer, and secretary.

(2)	The total number of shares of our common stock outstanding assumes that the maximum number of shares of our common stock is sold in this offering.

12

USE OF PROCEEDS

The maximum gross proceeds from the sale of the shares of our common stock are $3,000,000. The net proceeds from the offering are expected to be approximately $2,600,000, after the payment of offering costs including printing, mailing, legal and accounting costs, the fees and expense reimbursements for StartEngine CrowdFunding, Inc., our hosting portal, and FundAmerica Securities, Inc., our FINRA member administrator, and potential selling commissions and consulting fees that may be incurred. The estimate of the budget for offering costs is an estimate only and the actual offering costs may differ from those expected by management. The net proceeds from the placement of the shares will be used to provide capital for us to publish our online games, including the second version of the Game.

The following table summarizes how we anticipate using the net proceeds of this offering, depending upon whether we sell 100%, 75%, 50%, or 25% of the shares being offered in this offering:

Percentage of Offering Shares Sold	100%	75%	50%	25%

Design Improvement & Sequels (1)	$1,000,000	$750,000	$500,000	$250,000

Design of New Game (2)	$300,000	$200,000	$100,000	$75,000

Social Media Advertising & Marketing (3)	$1,000,000	$750,000	$500,000	$250,000

Working Capital (4)	$200,000	$150,000	$100,000	$0

Legal Compliance Costs (5)	$100,000	$100,000	$100,000	$100,000

Total	$2,600,000	$1,950,000	$1,300,000	$650,000

_____________________

(1)

These funds will primarily be paid to independent outside developers and software programmers for work on the Game. We have entered into a royalty agreement with the outside designer of the Game whereby the designer owns the intellectual property (source code) and exclusively licenses it back to us in perpetuity for the Game, which we own. We pay that Game designer a royalty from net revenue.

(2)	These funds will primarily be used to pay acquisition, development and programming costs for new games that may be produced by the Company.

(3)

These funds will be paid for public relations services from outside professional public relations firms, independent consultants and our employees, to market and promote the Company's games. Our chief creative officer will lead this campaign and may be paid compensation for his service, expertise and leadership of it.

(4)

Working capital requirements will vary depending on the rate of growth that we experience. We anticipate that our allocation of net proceeds for general working capital to be approximately $200,000 throughout 2016 and 2017, subject to the availability of funds.

(5)	This category includes attorneys, accountants, annual filing fees, and exchange related fees. They are anticipated to be approximately $50,000 in 2016 and $50,000 in 2017.

13

BUSINESS

Plan of Operation

XReal, Inc. ("XReal," "we," "us," "our," or the "Company") is a Delaware corporation originally formed as a limited liability company in the State of Delaware on August 11, 2014 and converted into a corporation on April 13, 2016, to create a new mobile gaming platform primarily targeting the eSports market and develop a mobile eSports franchise with highly addictive games.

We are a developer and publisher of online games to be played exclusively on mobile and tablet devices. We operate in the mobile eSports segment of the video gaming industry and are an international developer and publisher of interactive software products and content.

We develop, market, and sell products exclusively through digital downloads, which are principally based on our developed intellectual properties. We are established to deliver content to a broad range of gamers, ranging from children to adults, and from core gamers to mass-market consumers to "value" buyers seeking budget-priced software, in a variety of markets. We intend to continue to focus our efforts in the areas we believe have the most opportunity for growth and higher profitability, while reducing investments in areas we believe have less profit potential and limited growth opportunities. To that end, we expect to focus on developing deep, high-quality content that offers engaging online gaming experiences.

Our customers play each other and compete on their mobile devices. Management believes that online gaming has a relatively low entry cost for consumers and will continue to develop along with the acceptance of the portable telephone around the world.

We have already developed one game, Fortress Fury (the "Game"), which management believes is highly addictive. The Game was launched on May 14, 2015 and within two weeks after launch gained more than one million downloads, including 800,000 Android and 500,000 Apple downloads for a total over seven million unique sessions. This large number of downloads and unique sessions triggered technical issues with respect to the speed of interaction in the Game. We plan to resolve these issues upon completion of this offering with a new version of the Game.

An important aspect of our strategy is our proprietary social media approach to marketing. One of our founders is well-known on social media with over nine million followers on YouTube and other social media platforms. We believe our social media approach will create visibility for our Game and our XReal platform at a low entry cost to users. Co-founder Jordan Maron, also known as "CaptainSparklez," is our chief creative officer and has extensive knowledge of social media and its use. We believe his knowledge is invaluable and he has designed a proprietary marketing approach that we believe will allow us to compete at an advantage with larger companies that have stronger financial resources.

We believe our first game, Fortress Fury, is highly addictive and although a player can download and play for free, we designed the Game such that it only starts to become interesting and addictive when players purchase "energy crystals," "power-ups," "save slots," "XP boost," and "Alchemist chest" to win items. The cost of the items for purchase is nominal, less than $2.00 per item, in order to entice players to buy items.

While focusing on proven intellectual properties is one of XReal's priorities, we also plan to continue to make strategic investments in developing new intellectual properties that we believe have the potential for long-term growth and success. Management has a defined plan to upgrade the Game to increase monetization with several new features and to improve the graphics with a new look for some of the items to target high level players. The first expansion pack for Fortress Fury, which requires a rewriting of the matrix to allow large numbers of players, is scheduled to be released in summer 2016, subject to the continued work of our design team. We also expect to release additional content for Fortress Fury in 2017 and beyond.

14

New features we are currently developing for the Game include improving the social media aspect of the Game to increase interaction between the players which we believe will contribute to a higher retention rate among players, resulting in additional revenue for the Company. We are considering upgrading Game tournaments to eventually include prizes. Management is also working on new weapons, including a magic cannon and a missile, to make the Game more attractive.

Strategy

We plan to create, acquire and maintain strong franchises. We focus on development and publishing activities, principally for products and content which are, or have the potential to become, franchises with sustainable mass consumer appeal and recognition. It has been our experience that these products and content can then serve as the basis for sequels, prequels, and related new products and content that can be released over an extended period of time. We believe that the publishing and distribution of products and content based on proven franchises enhances predictability of revenues and the probability of high unit volume sales and operating profits. We believe we have been successful with our Fortress Fury franchise, and we intend to continue development of owned franchises in the future.

The success of our publishing business depends, in significant part, on our ability to develop high-quality games that will generate high unit volume sales. Our publishing unit, led by our chief creative officer, has implemented a formal control process for the selection, development, production and quality assurance of our products. We apply this process, which we refer to as the "Greenlight Process," to all of our products, whether they are externally or internally developed. The Greenlight Process includes regular in-depth reviews of each project at important stages of development by a team that includes all members of our management and enables coordination among our sales, marketing and development at each step in the process.

We develop our products using a combination of our internal development resources and external development resources acting under contract with us. We typically select our external developers based on their track records and expertise in producing products in the same category. One developer will often produce the same game for multiple platforms and will produce sequels to the original game. We believe that selecting and using development resources in this manner allows us to leverage the particular expertise of our internal and external development resources, which we believe enhances the quality of our products and accelerates the timing of releases. We generally enter into a service contract through which we pay the contractor, but do not share any of the intellectual property of the product being developed. Sometime we attach a royalty payment to a developer's service contract. For example in the case of Fortress Fury, the Company entered into an agreement with Collision Studios, Inc., a game designer, pursuant to which we agreed to pay cash compensation of $145,000 plus a 20% royalty on net receipts in perpetuity.

We believe XReal, with the successful launch of Fortress Fury, has aligned its product offerings and cost structure to position our business for long-term growth. We believe we are best positioned to take advantage of digital distribution channels that allow us to deliver content to a broad range of gamers, ranging from children to adults and from core gamers to mass-market consumers, and to "value" buyers seeking budget-priced software, in a variety of geographies. We believe that by offering our products for use on multiple platforms, we reduce the risks associated with any single platform, spread our costs over a larger installed hardware base, and increase unit sales. We intend to continue to offer games online with localized content in different geographies.

15

Product Development and Support

We plan to maintain and build upon our intellectual properties and franchise by developing new content and games. XReal develops and produces titles using a model in which a core group of creative, production, and technical professionals led by our chief creative officer, in coordination with our marketing, finance, and other departments, has responsibility for the entire development and production process, including the supervision and coordination of internal and external resources. This team assembles the necessary creative elements to complete a title using, where appropriate, outside programmers, artists, animators, scriptwriters, musicians and songwriters, sound effects and special effects experts, and sound and video studios. XReal believes that this model allows us to supplement internal expertise with top-quality external resources on an as-needed basis.

In addition, XReal typically selects independent third-party developers based on their expertise in developing products in a specific category for specific platforms. Each of our third-party developers is under contract with us, either for a single or multiple titles.

Marketing, Sales, and Distribution

XReal's marketing efforts primarily include activities on the internet (including on Facebook, Twitter, YouTube, and other online social networks and websites), and public relations, as well as industry promotions. Our first Game is available through iTunes at Apple Store and Google Play. In addition, our Game contains software that enables customers to "electronically register" with us online especially to participate in tournaments, which then allows us to connect with our gamers directly.

We believe that our Fortress Fury franchise will generate a loyal and devoted customer base that will continue to engage with the Game and purchase additional content as a result of their dedication to the Game and satisfaction from previous product purchases. We therefore plan to market additional content, including sequels, expansion packs and downloadable content toward our established customer base as well as to broader audiences.

An important aspect of our marketing is based on the personality of our chief creative officer, Jordan Maron who has a significant social media presence with at least nine million followers and subscribers on YouTube under the brand name "CaptainSparklez."

Digital Distribution

Online and digital distribution channels are continuing to grow and comprise a significant part of our business. Most of our products and content are sold in a digital format, which allows consumers to purchase and download the content at their convenience directly to their handheld, mobile or tablet device anywhere in the world. In addition our products can be purchased from Apple iTunes and Google Play.

Manufacturing

XReal prepares a set of master program copies, documentation, and packaging materials for our products for each hardware platform on which the product will be released. This work is done in-house by our internal team. Both Apple's and Google's technical teams review our documentation prior to release of our games and various contents.

16

Intellectual Property

We regard our games, game names, and similar intellectual property as critical to our success. We have already applied for a trademark for "Fortress Fallout" (Serial No. 86408869) and we plan to register additional trademarks in the future. We will also rely on a combination of laws and contractual restrictions with our employees, customers, suppliers, affiliates, and others to establish and protect our proprietary rights. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our intellectual property without authorization. We currently do not hold any registered copyrights pertaining to intellectual property surrounding the Game. In addition, others may independently develop substantially similar intellectual property. Although we may pursue the registration of our trademarks, copyrights, and patents in the United States, effective trademark, copyright, and patent protection may not be available or may not be sought by us in every country in which our products are made available online.

From time to time, we may be subject to legal proceedings and claims in the ordinary course of our business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties. In addition, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of our intellectual proprietary rights and those of others. Any such litigation, regardless of outcome or merit, could result in substantial costs and diversion of management and technical resources, any of which could materially harm our business.

Short Term Plan of Operation

During the next twelve months, we intend to concentrate our efforts on three main activities: (a) improving Fortress Fury, (b) developing and expanding our social media presence, and (c) developing sequels to Fortress Fury. Management estimates that cost of improvement of the Game with the creation of new various packs, matrix rewriting, extensions, and sequels will require an entire designer team to work for several months. Management intends to dedicate approximately $1,000,000 toward product development costs. In addition, the Company's creative department anticipates spending approximately $300,000 to create new games and concepts that will complement our existing franchise. With respect to marketing, the development of a larger social media presence is a priority for the Company and management intends to invest approximately $1,000,000 in advertising and public relations on social media platforms, including Facebook, YouTube/Google, and Instagram, and by attending trade shows and other marketing events. The balance of the net proceeds raised in this offering will be used for working capital purposes.

Beyond this offering of $3,000,000 of common stock, management expects that operations will allow us to reach breakeven. In the event acceptance of the Game by the eSports community does not occur or takes longer than projected, we will not reach breakeven after the completion of this offering through operations, and may have to raise additional capital which would cause additional dilution to the Company's shareholders.

The Market

We believe that adoption of smartphones and tablets has led to a dramatic shift in media engagement on these platforms. Seventeen percent of films, music, and television shows are now watched on mobile phone or tablets. We believe video viewing habits are evolving rapidly, not just in mature markets, but globally, and especially among younger audiences ("Millennials"). ESports is targeting and designed for Millennials, post-Millennials, and even Generation X. Millennials are generally considered people aged 18 to 34. Post-Millennials are the next generation after Millennials sometimes referred to as Generation "Z." Generation X is an alternative designation for what used to be referred to as the "Baby Boomers," people born after the post-World War II baby boom.

The global eSports market is worth $748M and will reach $1.9B by 2018 according to Superdata, a market data research company. North America and Europe make up a combined 52% of the market as they continue to invest rapidly in the space, while Asia is largely dominated by China. As viewership grows, we believe pro players and teams will reach celebrity status. More than a third of American eSports fans choose which tournaments to watch based on whether their favorite teams or players are competing.

17

We believe that more than a third of eSports fans in the United States participate in online amateur tournaments. We believe publishers hope to make mobile eSports the next frontier. We believe the success of Hearthstone: Heroes of Warcraft has caused mobile publishers like Super Evil MegaCorp, creator of VainGlory, to develop mobile games specifically for competitive gaming.

We believe mobile eSports seek to capitalize on new opportunities by accessing a wider gamer audience and extending player longevity. Mobile titles like Hearthstone and Vainglory appear to be challenging the traditional presence of consoles and PCs. We expect that touchscreen eSports will be several times larger than the PC eSports opportunity since smart devices are continuing to penetrate the gaming world as it is cheaper and does not require an expensive console or software. In addition, we believe the tactile mechanics of these games will extend the lifetimes of players since, unlike "twitch" games (games dependent on player reaction time), they do not require quick reflexes that diminish with age. The Company is offering a free download of Fortress Fury making it an easy entry for players.

We believe that brands often have difficulty reaching male Millennials, which accounts for most of the eSports demographic. New sponsors like Soylent, however, are beginning to take advantage of this booming market. In fall 2015, Soylent, a leader in nutritionally-complete staple foods, partnered with ESL, one of the world's largest eSports companies, for the ESL ESEA Pro League season and ESL One at New York Super Week event at Madison Square Garden. The event sold 18,000 seats in less than five minutes. We believe this is a good illustration of the excitement generated by this industry.

Competition

The mobile eSports industry is intensely competitive. We expect competition to intensify further in the future. Barriers to entry are relatively low. Current and new competitors can launch new products and can compete in the marketplace. We currently compete or potentially will compete with a number of other companies whose numbers will increase in the future, many of which are larger and possess greater human and capital resources than we possess. We compete with other video game companies and with providers of different forms of entertainment, such as motion pictures, television, social networking, online casual entertainment, and music, for the leisure time and discretionary spending of consumers. Our competitors vary in size from very small companies with limited resources to very large, diversified corporations with global operations and greater financial resources than we have. We also face competition from other video game companies and large media companies to obtain license agreements for the right to use some of the intellectual property included in our products. Primary competitive factors important to us include game quality and ease of use, compatibility of products with certain platforms, online capability, price, marketing, and quality of customer service.

Competition in Games for Console Devices and PCs

We compete directly with Sony and Microsoft, each of which develops and publishes software for its respective console platform. We also compete with numerous companies which, like us, develop and publish video games that operate on these consoles, on PCs but also on mobile and handheld platforms. These competitors include but are not limited to Activision Blizzard, Take-Two Interactive, and Ubisoft. Another significant company in the gaming space is the Valve Corporation, but Valve, which was started by two former Microsoft employees, has chosen to remain private and financial data on Valve is not readily available. Valve is reported by market data companies as being successful. All of these companies have strong financial and human resources. Diversified media companies such as Disney and Warner Bros. also are involved in software game development and publishing.

18

Competition in Games for Mobile Devices

The marketplace for mobile games, particularly free-to-download mobile games, is characterized by frequent product introductions, rapidly emerging new mobile platforms, new technologies, new mobile application storefronts, and thousands of game offerings. As the penetration of mobile devices that feature fully-functional browsers and additional gaming capabilities continues to deepen, the demand for applications continues to increase, and there are more mobile application storefronts through which developers can offer products. Mobile game applications currently are offered by a wide range of competitors, including but not limited to Supercell, KING, GungHo Online, and hundreds of smaller companies. We expect new competitors to enter the market and existing competitors to allocate more resources to develop and promote competing applications by, among other things, establishing a presence in geographic regions in which they did not operate previously. As a result, we expect competition in the mobile entertainment market to continue to intensify.

Government Regulation

We are subject to a number of foreign and domestic laws and regulations that affect companies conducting business on the internet. In addition, laws and regulations relating to user privacy, data collection and retention, content, advertising and information security have been adopted or are being considered for adoption by many countries throughout the world. Legislation is continually being introduced, and litigation and regulatory enforcement actions are taking place, that may affect the way in which we, and other industry participants, may offer content and features, and distribute and advertise our products. For example, privacy laws and regulatory guidance in many countries impose various restrictions on online and mobile advertising, as well as the collection, storage and use of personally identifiable information. We may be required to modify certain of our product development processes or alter our marketing strategies to comply with such regulations, which could be costly or delay the release of our products. In addition, many foreign countries, such as China and Germany, have laws that permit governmental entities to restrict the content or advertising of interactive entertainment software or prohibit certain types of content. Further, legislation which attempts to restrict marketing or distribution of such products because of the content therein has been introduced at one time or another at the federal and state levels in the United States. There is on-going risk of enhanced regulation of interactive entertainment marketing, content or sales. These laws and regulations vary by territory and may be inconsistent with one another, imposing conflicting or uncertain restrictions. The adoption and enforcement of legislation which restricts the marketing, content or sales of our products in countries in which we do business may harm the sales of our products, and the products we are able to offer to our customers and the size of the potential market for our products may be limited. Failure to comply with any applicable legislation may also result in government-imposed fines or other penalties. Moreover, the increased public dialogue concerning interactive entertainment may have an adverse impact on our reputation and consumers' willingness to purchase our products.

Employees

As of March 31, 2016, we had two part-time employees, our officers. Upon the completion of this offering, we intend to retain our officer employees on a full time basis. We believe that our ability to attract and retain qualified employees is a critical factor in the successful development of our products, and that our future success will depend, in large measure, on our ability to continue to attract and retain qualified employees.

19

Property

We currently lease approximately 500 square feet of office space at 604 Arizona Avenue, Santa Monica, California 90401, for $0 per month pursuant to a month to month lease with an affiliate of our chief executive officer. We plan to commence a month to month lease at the same location, but in a suite with more office space, for rent of $5,000 per month commencing on July 1, 2016.

Seasonality

Our operations may be materially affected by seasonality. Our industry is known for being highly seasonal with the highest levels of consumer demand and a significant percentage of sales occurring in the holiday season quarter ending in December and a seasonal low in sales volume in the quarter ending in June. Since our Game was introduced in May 2015, we do not yet have one full year of historical operation. We expect, however, to experience a similar sales trend, but there can be no assurance that this trend will continue. Our results can also vary based on a number of factors, including title release dates, cancellation or delay of a key event or sports season to which our product release schedule is tied, consumer demand for our products, shipment schedules, content offerings, and revenue recognition policies.

RISK FACTORS

The purchase of shares of our common stock involves substantial risks. Each prospective investor should carefully consider the following risk factors, in addition to any other risks associated with this investment, and should consult with his own legal and financial advisors.

Cautionary Statements

The discussions and information in this Offering Circular may contain both historical and forward-looking statements. To the extent that the Offering Circular contains forward-looking statements regarding the financial condition, operating results, business prospects, or any other aspect of our business, please be advised that our actual financial condition, operating results, and business performance may differ materially from that projected or estimated by us in forward-looking statements. We have attempted to identify, in context, certain of the factors we currently believe may cause actual future experience and results to differ from our current expectations. The differences may be caused by a variety of factors, including but not limited to adverse economic conditions, lack of market acceptance of our Fortress Fury franchise and other franchises, failure to develop new content and games, inability to develop and expand our social media presence, unrecoverable losses from theft, intense competition, including entry of new competitors, falling demand for our games, adverse federal, state, and local government regulation, reduction of consumer demand, unexpected costs and operating deficits, lower sales and revenues than forecast, default on leases or other indebtedness, loss of suppliers, loss of supply, loss of distribution and service contracts, price increases for capital, supplies and materials, inadequate capital, inability to raise capital or financing, failure to obtain customers, loss of customers and failure to obtain new customers, the risk of litigation and administrative proceedings involving us or our employees, loss of government licenses and permits or failure to obtain them, higher than anticipated labor costs, the possible acquisition of new businesses or products that result in operating losses or that do not perform as anticipated, resulting in unanticipated losses, the possible fluctuation and volatility of our operating results and financial condition, adverse publicity and news coverage, inability to carry out marketing and sales plans, loss of key executives, changes in interest rates, inflationary factors, absence of liquidity of the shares, and other specific risks that may be alluded to in this Offering Circular or in other reports issued us or third party publishers.

20

Risks Related to Our Business and Industry

We have a limited operating history, we cannot guarantee sales of our product or that we will ever be profitable, and we may be unable to effectively implement our business model. The Company was formed in May 2014 and has only recently begun operations. We cannot assure at this time that we will operate profitably or that we will have adequate working capital to meet our obligations as they become due. Management believes that our success will depend in large part on our ability to recommence the marketing of our games. We intend to invest heavily in marketing and in the development of a new pack for Fortress Fury, a new concept, and new games. As a result, we will likely incur operating losses for the foreseeable future. Our business is speculative and dependent upon the acceptance of our proprietary games and the effectiveness of our marketing program to convince gamers to download our games on their mobile platforms and purchase the items that are making our games attractive and addictive. We cannot assure that consumers will accept our proprietary games or that we will earn a profit. We cannot assure that we will earn any revenues or that investors will not lose their entire investment.

We cannot guarantee sales of our product, or that we will ever be profitable. Our business is speculative and dependent upon the acceptance of our proprietary games and the effectiveness of our marketing program to convince gamers to download our games on their mobile platforms and to purchase additional items we plan to offer in order to make our games more attractive and addictive. We cannot assure that consumers will accept our proprietary games or that we will earn any revenues or profit. XReal cannot assure that investors will not lose their entire investment.

We may be unable to implement our business model effectively. Our business model is predicated on our ability to introduce to market our proprietary games. We cannot assure that we will be able to execute our business plan, introduce new games into the marketplace, or make our games addictive enough such that consumers purchase the additional items that would create revenue for our Company. In the event customers resist paying the prices for additional items projected in our business plan or to adopt our games, especially our first Game, our business, financial condition, and results of operations will be materially and adversely affected.

If we do not consistently deliver high-quality titles, or if consumers prefer competing products, our sales could suffer. While many new products are regularly introduced in our industry, it is increasingly difficult to produce high-quality products and to predict, prior to production and distribution, what products will be well-received, even if they are well-reviewed, high-quality titles. Competitors often develop titles that could imitate or compete with our best-selling titles, and take sales away from them or reduce our ability to charge the same prices we could charge for such titles. Products published by our competitors may take a larger share of consumer spending than anticipated, which could cause our product sales to fall below expectations. Consumers may lose interest in a genre of games we produce. If we do not continue to develop consistently high-quality and well-received products, or if our competitors develop more successful products or offer competitive products at lower prices, our revenues, margins and profitability could be impaired. The increased importance of downloadable content to our business amplifies these risks, as downloadable content for poorly-received titles typically generates lower-than-expected sales. Further, a failure by us to develop a high-quality product, or our development of a product that is otherwise not well-received, could harm our reputation and increase the likelihood that our future products will not be well-received.

21

Our financial performance is partly driven by the success of our Fortress Fury franchise in the first-person action game category. We believe that XReal is a global developer, publisher, and distributor in the first-person action game category, primarily due to the initial popularity of XReal's Fortress Fury franchise. Revenues from the Fortress Fury franchise comprise a significant portion of our consolidated revenues at this stage. To remain a player in the first-person action game category, it is important that we continue to develop new games in the Fortress Fury franchise that are favorably received by both our existing consumers and new consumers. A number of software publishers have developed and commercialized, or are currently developing, first-person action games which pose a threat to the popularity of Fortress Fury, and we expect new competitors to continue to emerge in the first-person action category. If consumer demand for Fortress Fury games declines and we have not introduced new first-person action games or added other sources of revenue, or if consumer preferences trend away from first-person action games, it could negatively impact our business.

Transitions in console platforms could adversely affect the market for interactive entertainment software. Nintendo introduced its next-generation console, the Wii U, in 2012, and Sony and Microsoft each launched its next-generation console, the PS4 and Xbox One, respectively, in November 2013. We are developing and publishing games for handheld and mobile platforms only. When new console platforms are announced or introduced into the market, consumers typically reduce their purchases of game console entertainment software products for prior console platforms in anticipation of purchasing a new platform and products for that platform. Platform transitions may have a comparable impact on sales of downloadable content, amplifying the impact on our revenues. As a result, our business and operating results may be more volatile and difficult to predict during platform transitions than during other times. We believe that mobile and handheld devices are protected from new platforms, but we cannot anticipate public perception.

Our business is highly dependent on the success, timely release, and availability of new video game platforms and on the continued availability of, and support for, existing video game platforms, as well as our ability to develop commercially successful products for these platforms. We derive a substantial portion of our revenues from the sale of products for play on platforms manufactured by third parties Apple and Samsung. The success of our business is driven in large part by our ability to predict accurately which platforms will be successful in the marketplace, our ability to develop commercially successful products for these platforms, the availability of an adequate supply of these mobile platforms, and the continued support for these platforms by their manufacturers. We do not believe than Apple or Samsung have any intention of changing their operating platforms but we are dependent on their ability to continue to grow.

Negative consumer perceptions about our brands, games, services, or business practices may damage our business and any costs incurred in addressing consumer concerns may increase our operating expenses. Individual consumers form our ultimate customer base, and consumer expectations regarding the quality, performance, and integrity of our products and services are high. Consumers may be critical of our brands, games, services, or business practices for a wide variety of reasons. These negative consumer reactions may not be foreseeable or within our control to manage effectively. Actions we take to address consumer concerns may be costly and, in any case, may not be successful. In addition, negative consumer sentiment about our business practices may result in inquiries or investigations from regulatory agencies and consumer groups, as well as litigation, which, regardless of their outcome, may be damaging to our reputation. Any of these may have a negative impact on our business.

If our games and services do not function as consumers expect, it may have a negative impact on our business. If our games and services do not function as consumers expect, whether because they fail to function as advertised or otherwise, our sales may suffer. The risk that this may occur is particularly pronounced with respect to Fortress Fury, our only game with online features, because it involves ongoing consumer expectations, which we may not be able to satisfy. In the initial launch of the Game, play volume was high and the responsiveness of certain features was slower than expected. While we plan to release an improved version, there is no assurance that its launch will be successful. If our games and services do not function as consumers expect, it may negatively impact our business. The rewriting of the matrix to satisfy a higher number of players of the Game could negatively impact the Game and the expectations from consumers.

22

The future success of our business depends on our ability to release popular products in a timely manner. The life of any given console or handheld game product is relatively short and generally involves a relatively high level of sales during the first few months after the product's introduction, followed by a rapid decline in sales. Because revenues associated with an initial product launch generally constitute a high percentage of the total revenues associated with the life of a product, delays in product releases or disruptions following the commercial release of one or more new products could have a material adverse effect on our revenues and reputation and could cause our results of operations to be materially different from expectations. It is therefore important for us to continue to develop many high-quality new products that are popularly received and to release those products in a timely manner. If we are unable to continue to do so, it may negatively impact our business.

If we are unable to sustain traditional pricing levels for our titles, our business, financial condition, results of operations, profitability, cash flows and liquidity could suffer materially. If we are unable to sustain traditional pricing levels for our titles, whether due to competitive pressure, because retailers elect to price competitive products at a lower price or otherwise, it could have a negative impact on our business.

If we fail to successfully manage our new product development, or if we fail to anticipate the issues associated with that development, it may negatively impact our business. Our business model is evolving and we believe that our growth will depend, in part, upon our ability to successfully develop and sell new types of products. Developing new products requires substantial up-front expenditures. Further, forecasting our revenues and profitability for new business modeling is inherently uncertain and volatile. If such products do not achieve expected acceptance or generate sufficient revenues upon introduction, whether because of competition or otherwise, we may not recover the cost of our investments in developing and marketing those products, or recover the opportunity cost of diverting management and financial resources away from other products or distribution channels. In addition, expanding our business model will add complexity to our business and require us to effectively adapt our business and management processes to address the unique challenges and different requirements of any new areas in which we operate, which we may not be able to do for lack of institutional expertise or otherwise.

Our industry is subject to rapid technological change, and if we do not adapt to, and appropriately allocate our new resources among, emerging technologies and business model, our business may be negatively impacted. Technology changes rapidly in the interactive entertainment industry. We must continually anticipate and adapt our products to emerging technologies, delivery platforms, and business models in order to stay competitive. If we choose to incorporate a new technology into a product or to develop a product for a new platform, operating system or media format, we will be required to make a substantial investment prior to the introduction of the product. If we invest in the development of interactive entertainment products incorporating a new technology or for a new platform that does not achieve significant commercial success, our revenues from those products likely will be lower than we anticipated and may not cover our development costs. Further, our competitors may adapt to an emerging technology or business model more quickly or effectively than we do, creating products that are technologically superior to ours, more appealing to consumers, or both. If, on the other hand, we elect not to pursue the development of products incorporating a new technology or for new platforms, or otherwise elect not to pursue a new business model that achieves significant commercial success, we may suffer adverse consequences. It may take significant time and resources to shift product development resources to that technology, platform or business model, as the case may be, and may be more difficult to compete against existing products incorporating that technology or for that platform, or against companies using that business model. For example, digital content delivery is increasingly important in our industry, requiring us to develop or acquire the expertise in such delivery method needed to remain competitive. Any failure to successfully adapt to, and appropriately allocate resources among, emerging technologies could negatively impact our business.

23

The increasing importance of digital sales to our business exposes us to risks, including greater competition. All of our revenue is currently derived from digital content delivery, as compared to traditional retail sales. The increased importance of digital content delivery in our industry increases our potential competition, since the minimum capital needed to produce and publish a digitally delivered game, particularly a new game for the emerging mobile platform, may be significantly less than that needed to produce and publish one that is purchased through retail distribution and is played on a game console. Therefore, the barrier to entry is low. Digital delivery of our products requires us to dedicate capital to developing and implementing alternative marketing strategies, which we may not do successfully. If any of this occurs, it could have a material adverse effect on our business, financial condition, results of operations, profitability, cash flows and liquidity.

If we are unable to successfully develop or market our intellectual property, we may publish fewer successful titles and our revenues may decline. So far our products are based on intellectual property that we have developed internally or with outside assistance from third parties. Consumers have historically preferred titles which are part of established franchises as opposed to titles based on new intellectual property. If a new intellectual property does not gain consumer acceptance, whether because we are unable to successfully create consumer appeal and brand recognition or for other reasons, our business could be negatively impacted. Further, if the popularity of our owned intellectual property declines, we may have to write off the unrecovered portion of the underlying intellectual property assets and revenues, and operating income from these intellectual properties may decline quickly, either of which could negatively impact our business.

Competition in the interactive entertainment industry is intense, and competitors may succeed in reducing our sales. Within the interactive entertainment industry, we compete with other publishers of interactive entertainment software developed for use on handheld, mobile and tablet devices or social networking sites, both within the United States and, increasingly, in international jurisdictions. Our competitors include very large corporations with significantly greater financial, marketing and product development resources than we have. For example, integrated video game console hardware and software companies such as Microsoft, Nintendo and Sony, compete directly with us in the development of software titles for their respective platforms. A relatively small number of titles account for a significant portion of net revenues, and an even greater portion of net profit, in the interactive entertainment industry. The availability of significant financial resources is a major competitive factor in the production of high-quality products and in the marketing of products that are ultimately well-received. Our larger competitors may be able to leverage their greater financial, technical, personnel, and other resources to finance larger budgets for development and marketing and make higher offers to licensors and developers for commercially desirable properties, as well as adopt more aggressive pricing policies to develop more commercially successful products for the PC or video game platforms than we do. In addition, competitors with large product lines and popular titles typically have greater leverage with retailers, distributors and other customers, who may be willing to promote titles with less consumer appeal in return for access to those competitors' more popular titles.

24

Increased consumer acceptance and availability of (a) interactive entertainment developed for use by consumers on handheld, mobile, and tablet devices or social networking sites or other online games, (b) technology which allows users to play games on televisions without consoles, or (c) technological advances in online game software for the internet could result in a decline in sales of our platform-based software. We compete with other forms of entertainment and leisure activities. For example, the overall growth in the use of the internet and online services such as social networking sites by consumers may pose a competitive threat if consumers and potential consumers spend less of their available time using interactive entertainment software and more using the internet, including those online services. Further, it is difficult to predict and prepare for rapid changes in consumer demand that could materially alter public preferences for different forms of entertainment and leisure activities. Failure to adequately identify and adapt to the competitive pressures described herein could negatively impact our business.

The development of high-quality products requires substantial up-front expenditures, and we may not be able to recover those costs for our future products. Consumer preferences for games are usually cyclical and difficult to predict, and even the most successful titles remain popular for only limited periods of time, unless refreshed with new content or otherwise enhanced. In order to remain competitive, we must continuously develop new products or enhancements to existing products. The amount of lead time and cost involved in the development of high-quality products is increasing, and the longer the lead time involved in developing a product and the greater the allocation of financial resources to such product, the more critical it is that we accurately predict consumer demand for such product. If our future products do not achieve expected consumer acceptance or generate sufficient revenues upon introduction, we may not be able to recover the substantial development and marketing costs associated with those products.

We are exposed to seasonality in the sale of our products. The interactive entertainment industry is highly seasonal, with the highest levels of consumer demand occurring during the year-end holiday buying season in the fourth quarter of the year. As a result, our sales should be highest during the second half of the year. Receivables and credit risk should likewise be higher during the second half of the year. Delays in development, licensor approvals, or manufacturing can affect the timing of the release of products, causing us to miss key selling periods such as the year-end holiday buying season.

If our proprietary online game service does not function properly, our business may be negatively impacted. If Fortress Fury does not function as anticipated, XReal's games may be completely unavailable or we may be prevented from delivering content digitally, which could result in a loss of sales. Further, any disruption in Fortress Fury services could negatively impact our business.

We may be subject to intellectual property claims. As the number of interactive entertainment software products increases and the features and content of these products continue to overlap, software developers have increasingly become subject to infringement claims. It is also possible that Fortress Fury, which we believe utilizes complex, cutting-edge technology, may become subject to emerging intellectual property rights of others. Although we take steps to avoid knowingly violating the intellectual property rights of others, it is possible that third parties may still claim infringement, particularly since there are an increasing number of companies that focus their efforts exclusively on enforcing their patent rights.

25

Further, intellectual property litigation or claims could force us to do one or more of the following:

•	cease selling, incorporating, supporting or using products or services that incorporate the challenged intellectual property;

•	obtain a license from the holder of the infringed intellectual property, which if available at all, may not be available on commercially favorable terms;

•	redesign the affected interactive entertainment software products, which could result in additional costs, delay introduction and possibly reduce commercial appeal of the affected products; or

•	pay damages to the holder of the infringed intellectual property for past infringements.

Our products may be subject to legal claims. In prior years, lawsuits have been filed against numerous interactive entertainment companies by the families of victims of violence, alleging that interactive entertainment products influence the behavior of the perpetrators of such violence. These lawsuits have been dismissed, but similar additional lawsuits may be filed in the future. It is uncertain whether insurance carriers would cover such risks in the future, or if such insurance carriers would cover all or any amounts for which we might be liable if such future lawsuits are not decided in our favor. Further, any such lawsuit could result in increased governmental scrutiny, harm to our reputation, reduced demand by consumers for our products, or decreased willingness by our customers to purchase or by our partners to provide marketing support for those products. Such results could divert development and management resources, increase legal fees and other costs and have other negative impacts on our business.

We may be involved in legal proceedings that may result in material adverse outcomes. From time to time, we may be involved in claims, suits, government investigations, audits, and proceedings arising from the ordinary course of business, including actions with respect to intellectual property, competition, privacy matters, tax matters, labor and employment matters, unclaimed property matters, compliance, and commercial claims. Such claims, suits, government investigations, audits, and proceedings are inherently uncertain and their results cannot be predicted with certainty. Regardless of the outcome, such legal proceedings can have an adverse impact on us because of legal costs, diversion of management resources, and other factors. In addition, it is possible that a resolution of one or more such proceedings could result in substantial fines and penalties, criminal sanctions, consent decrees, or orders preventing us from offering certain features, functionalities, products, or services, requiring us to change our development process or other business practices.

Our products are subject to the threat of piracy and unauthorized copying, and inadequate intellectual property laws and other protections could prevent us from enforcing or defending our proprietary technologies. We may also face legal risks arising out of user-generated content. We regard our software as proprietary and rely on a variety of methods, including a combination of copyright, patent, trademark and trade secret laws and employee and third-party nondisclosure agreements, to protect our proprietary rights. We own or license various copyrights, patents, trademarks, and trade secrets. We are not aware if unauthorized copying has occurred, and if a significant amount of unauthorized copying of our software products were to occur, it could negatively impact our business. Policing unauthorized sale, distribution and use of our products is difficult, and software piracy (including online piracy) is a persistent problem for our industry.

The laws of some countries in which our products are or may be distributed either do not protect our products and intellectual property rights to the same extent as the laws of the United States, or are poorly enforced. Legal protection of our rights may be ineffective in such countries. In addition, though we take steps to make the unauthorized sale, distribution and use of our products more difficult and to otherwise enforce and police our rights, as do the manufacturers of mobile phone and handheld tablets on which our games are played, our efforts and the efforts of the mobile operators may not be successful in controlling the piracy of our products in all instances. The proliferation of technology designed to circumvent the protection measures used in our products, the availability of broadband access to the internet, the refusal of internet service providers to remove infringing content in certain instances, the ability to download pirated copies of games from various internet sites and peer-to-peer networks, and the widespread proliferation of internet cafes using pirated copies of our products, all have contributed to an expansion in piracy. We also cannot be certain that existing intellectual property laws will provide adequate protection for our products in connection with emerging technologies.

26

We rely on external developers to develop some of our software products. We rely on external software developers to develop some of our software products. Because we depend on these developers, we are subject to the following risks: (a) continuing strong demand for top-tier developers' resources, combined with the recognition they receive in connection with their work, may cause developers who worked for us in the past either to work for a competitor in the future or to renegotiate agreements with us on terms less favorable to us; (b) limited financial resources and business expertise and inability to retain skilled personnel may force developers out of business prior to completing products or require us to fund additional costs; and (c) a competitor may acquire the businesses of key developers or sign them to exclusive development arrangements and, in either case, we would not be able to continue to engage such developers' services for our products, except for any period of time for which those developers are contractually obligated to complete development for us.

Increased competition for skilled third-party software developers also has compelled us to agree to make significant advance payments on royalties to game developers. If the products subject to these arrangements do not generate sufficient revenues to recover these royalty advances, we would have to write-off unrecovered portions of these payments, which could negatively impact our business. So far, we have paid developers a royalty based on a percentage of net revenues from product sales, less agreed upon deductions.

Our business is subject to the risks and uncertainties of international trade. We plan to conduct business throughout the world, and we expect to derive revenues and profits from international trade. We expect that international sales will account for a significant portion of our total revenues and profits in the future and, moreover, that sales in emerging markets in Asia and elsewhere will be increasingly important especially due to the growth of gaming in Asia. As such, we are, and may increasingly be, subject to risks inherent in foreign trade generally, as well as risks inherent in doing business in emerging markets, including increased tariffs and duties, compliance with economic sanctions, fluctuations in currency exchange rates, shipping delays, increases in transportation costs, international political, regulatory and economic developments and differing local business practices, all of which may impact operating margins or make it more difficult, if not impossible, for us to conduct business in foreign markets.

A deterioration in relations between either us or the United States and any country in which we have significant operations or sales, or the implementation of government regulations in such a country, including China in particular, could result in the adoption or expansion of trade restrictions, including economic sanctions, that could have a material adverse effect on our business, financial condition, results of operations, profitability, cash flows and liquidity. For example, to operate in China certain games must have regulatory approval. A decision by the Chinese government to revoke its approval for any of our games or to decline to approve any products we desire to sell in China in the future could have a material adverse effect on our business, financial condition, results of operations, profitability, cash flows and liquidity. Additionally, in the past, legislation has been implemented in China by which local authority can require modifications to any game and other software. The future implementation of similar laws or regulations in China or any other country in which we have operations or sales may require engineering modifications to our products that are not cost-effective, if even feasible at all, or could degrade the consumer experience to the point where consumers cease to purchase such products. In addition, cultural differences may affect consumer preferences and limit the international popularity of titles that are popular in the United States or require us to modify the content of the games or the method by which we charge our customers for the games in order to be successful. If we do not correctly assess consumer preferences in the countries in which we sell our products, or if the other risks discussed herein come to fruition, it could negatively impact our business.

27

Changes in tax rates or exposure to additional tax liabilities could have a material adverse effect on our business, financial condition, results of operations, profitability, cash flows and liquidity. We are subject to income taxes in the United States and in various other jurisdictions. Significant judgment is required in determining our worldwide provision for income taxes, and in the ordinary course of business there are many transactions and calculations where the ultimate tax determination is uncertain. We are required to estimate future taxes. Although we currently believe our tax estimates are reasonable, the estimation process is inherently uncertain, and such estimates are not binding on tax authorities. Further, our effective tax rate could be adversely affected by a variety of factors, including changes in our business, including the mix of earnings in countries with differing statutory tax rates, changes in tax elections, and changes in applicable tax laws. Additionally, tax determinations are regularly subject to audit by tax authorities and developments in those audits could adversely affect our income tax provision. Should the ultimate tax liability exceed estimates, our income tax provision and net income could be materially adversely affected.

Fluctuations in currency exchange rates may have a material adverse effect on our business, financial condition, results of operations, profitability, cash flows and liquidity. We transact business in various currencies other than the U.S. dollar and could have significant international sales and expenses denominated in currencies other than the U.S. dollar, subjecting us to currency exchange rate risks. A substantial portion of our international sales and expenses are denominated in local currencies, including certain major currencies, such as the euro, British pound, and emerging market currencies, such as the South Korean won and Chinese renminbi, which could fluctuate against the U.S. dollar. Since we anticipate significant international sales, but incur the majority of our costs in the United States, the impact of foreign currency fluctuations, particularly the strengthening of the U.S. dollar, may have an asymmetric and disproportional impact on our business. There can be no assurance we will be successful in managing exposure to currency exchange rate risks.

Our reported financial results could be adversely affected by changes in financial accounting standards or by the application of existing or future accounting standards to our business as it evolves. Our reported financial results are impacted by the accounting policies promulgated by the SEC and national accounting standards bodies and the methods, estimates and judgments that we use in applying our accounting policies. Policies affecting revenue recognition have and could further significantly affect the way we report revenues related to our products and services.

We may permit our customers to return products and to receive pricing concessions which could negatively impact our business. We are exposed to the risk of product returns. We may permit product returns from, or grant price protection to, our customers under certain conditions.

If our marketing and advertising efforts fail to resonate with our consumers, our business could be negatively impacted. Our products are expected to be marketed through a diverse spectrum of advertising and promotional programs. Our ability to sell our products and services is dependent in part upon the success of these programs. If the marketing for our products and services fails to resonate with our consumers, particularly during the critical holiday season or during other key selling periods, or advertising rates or other media placement costs increase, these factors could have a negative impact on our business.

28

Our business, products, and distribution are subject to increasing regulation of content in key territories. If we do not successfully respond to these regulations, our business, financial condition, results of operations, profitability, cash flows and liquidity could be materially adversely affected. Legislation is continually being introduced, and litigation and regulatory enforcement actions are taking place, that may affect the way in which we, and other industry participants, may offer content and features, and distribute and advertise our products. For example, privacy laws and regulatory guidance in many countries impose various restrictions on online and mobile advertising, as well as the collection, storage and use of personally identifiable information. We may be required to modify certain of our product development processes or alter our marketing strategies to comply with such regulations, which could be costly or delay the release of our products. In addition, many foreign countries, such as China and Germany, have laws that permit governmental entities to restrict the content or advertising of interactive entertainment software or prohibit certain types of content. Further, legislation which attempts to restrict marketing or distribution of such products because of the content therein has been introduced at one time or another at the federal and state levels in the United States. There is on-going risk of increased regulation of interactive entertainment marketing, content or sales. These laws and regulations vary by territory and may be inconsistent with one another, imposing conflicting or uncertain restrictions. The adoption and enforcement of legislation which restricts the marketing, content or sales of our products in countries in which we do business may harm the sales of our products, as the products we are able to offer to our customers and the size of the potential market for our products may be limited. Failure to comply with any applicable legislation may also result in government-imposed fines or other penalties. Moreover, the increased public dialogue concerning interactive entertainment may have an adverse impact on our reputation and consumers' willingness to purchase our products.

Data breaches involving the source code for our products or customer, consumer or employee data stored by us, or by a third party operating on our behalf, could negatively impact our business. In the course of our day-to-day business, we and third parties operating on our behalf may create, store and use commercially sensitive information, such as the source code and game assets for our interactive software products and confidential information with respect to our customers, consumers and employees. A malicious intrusion by hackers or other breach of the systems on which such source code and assets, account information (including personally identifiable information) and other sensitive data is stored could lead to piracy of our software, fraudulent activity, disclosure or misappropriation of, or access to, our customers', consumers' or employees' personally identifiable information or our own sensitive business data. If we are subject to data security breaches, we may have a loss in sales or subscriptions or be forced to pay damages or incur other costs, including from the implementation of additional security measures, or suffer reputational damage. Moreover, even if there were a public perception that our data protection measures are inadequate, whether or not the case, it could result in reputational damage and potential harm to our business relationships. In addition, we may be subject to legal claims or proceedings in connection with data security breaches, including regulatory investigations and actions.

We rely on complex information technology systems and networks to operate our business. Any significant system or network disruption could negatively impact our business. We rely on the efficient and uninterrupted operation of complex information technology systems and networks, some of which are within XReal and some of which are managed and/or hosted by third-party providers. All information technology systems and networks are potentially vulnerable to damage or interruption from a variety of sources, including but not limited to cyber-attacks, malicious software, security breach, energy blackouts, natural disasters, terrorism, war and telecommunication failures. We may also face sophisticated attacks, referred to as advanced persistent threats, which are cyber-attacks aimed at compromising our intellectual property and other commercially-sensitive information, such as the source code and game assets for our software or confidential customer or employee information, which remain undetected for prolonged periods of time. Information technology system or network failure or security breach could negatively impact our business continuity, operations and financial results. These risks extend to the networks and e-commerce sites of console platform providers and other partners who sell and host our content online. We may incur additional costs to remedy the damages caused by these disruptions or security breaches.

29

Our results of operations or reputation may be harmed as a result of offensive consumer-created content. We are subject to risks associated with the collaborative online features in our games which allow consumers to post narrative comment in real time that is visible to other players. From time to time, objectionable and offensive consumer content may be posted to a gaming or other site with online chat features or game forums which allow consumers to post comments. We may be subject to lawsuits, governmental regulation or restrictions, and consumer backlash (including decreased sales and harmed reputation), as a result of consumers posting offensive content. We may also be subject to consumer backlash from comments made in response to postings we make on social media sites such as Facebook, YouTube, and Twitter.

We may not be able to adequately adjust our cost structure in a timely fashion in response to a sudden decrease in demand. In the event of a significant decline in demand for one or more of our products, we may not be able to reduce personnel or make other changes to our cost structure without disrupting our operations or incurring costs. Further, we may not be able to implement such actions in a timely manner, if at all, to offset an immediate shortfall in revenues and profit. Moreover, cost-reduction actions may decrease our employee morale and result in the failure to execute upon our business plan due to the loss of employees, or impact our ability to retain or recruit key employees. In addition, any such action may involve the risk that our senior management's attention will be excessively diverted from our other operations.

Catastrophic events may disrupt our business. Our corporate headquarters and our primary corporate disaster center are located in the Los Angeles, California area which is near a major earthquake fault. A major earthquake or other catastrophic event that results in the destruction or disruption of any of our critical business or information technology systems, or otherwise prevents us from conducting our normal business operations, could require significant expenditures to resume operations and have a material adverse effect on our business, financial condition, results of operations, profitability, cash flows and liquidity. While we maintain insurance coverage for some of these events, the potential liabilities associated with such events could exceed the insurance coverage we maintain. Further, our system redundancy may be ineffective or inadequate and our disaster recovery planning may not be sufficient for all eventualities. Any such event could also limit the ability of retailers, distributors, or customers to sell, distribute, or purchase our products.

If general economic conditions decline, demand for our products could decline. Our products involve discretionary spending on the part of consumers. Consumers are generally more willing to make discretionary purchases, including purchases of products like ours, during periods in which favorable economic conditions prevail. As a result, our products are sensitive to general economic conditions and economic cycles. A reduction or shift in domestic or international consumer spending could result in an increase in our selling and promotional expenses in an effort to offset that reduction, and could have a material adverse effect on our business, financial condition, results of operations, profitability, cash flows and liquidity.

The uncertainty of worldwide economic conditions makes budgeting and forecasting very difficult. We are unable to predict worldwide economic conditions, and all of the effects those conditions may have on our business. In particular, the uncertainty of future worldwide economic conditions subjects our forecasts to heightened risks and uncertainties.

30

Financial projections included with this Offering Circular may prove to be inaccurate. Financial projections concerning our estimated operating results may be included with the Offering Circular. Any projections would be based on certain assumptions which could prove to be inaccurate and which would be subject to future conditions, which may be beyond our control, such as general industry conditions. We may experience unanticipated costs, or anticipated revenues may not materialize, resulting in lower operating results than forecasted. We cannot assure that the results illustrated in any financial projections will in fact be realized by us.

Directors and officers have limited liability. Our bylaws provide that we will indemnify and hold harmless our officers and directors against claims arising from our activities, to the maximum extent permitted by Nevada law. If we were called upon to perform under our indemnification agreements, then the portion of our assets expended for such purpose would reduce the amount otherwise available for our business.

If we were to lose the services of our key personnel, we may not be able to execute our business strategy. Our success is substantially dependent on the performance of our executive officers and key employees. The loss of any of our officers or directors would have a material adverse impact on us. We will generally be dependent upon Howard Marks and Jordan Maron for the direction, management and daily supervision of our operations.

If we do not continue to attract and retain skilled personnel, we will be unable to effectively conduct our business. We believe one of our most essential assets is our employees and, as such, our success depends to a significant extent on our ability to identify, hire, retain, and utilize the abilities of qualified personnel, particularly personnel with the specialized skills needed to create and sell the high-quality, well-received titles upon which our business is substantially dependent. The software industry is characterized by a high level of employee mobility and aggressive recruiting among competitors for employees with technical, marketing, sales, engineering, product development, creative, and management skills. We may have difficulties in attracting and retaining skilled personnel or may incur significant costs in order to do so. If we are unable to attract additional qualified employees or retain and utilize the services of key personnel, it could have a negative impact on our business.

Risks Relating To Our Common Stock

If we issue additional shares of our stock, shareholders may experience dilution in their ownership of us. We are authorized to issue up to 98,000,000 shares of common stock, par value $0.001 per share, and 2,000,000 shares of preferred stock, par value $0.001 per share. We have the right to raise additional capital or incur borrowings from third parties to finance our business. Our board of directors has the authority, without the consent of any of our stockholders, to cause us to issue more shares of our common stock and preferred stock. Consequently, shareholders may experience more dilution in their ownership of us in the future. Our board of directors and majority shareholders have the power to amend our certificate of incorporation in order to effect forward and reverse stock splits, recapitalizations, and similar transactions without the consent of our other shareholders. We may also issue net profits interests in XReal. The issuance of additional shares of capital stock or net profits interests by us would dilute shareholders' ownership in us.

We cannot assure that we will pay dividends. We do not currently anticipate declaring and paying dividends to our shareholders in the near future. It is our current intention to apply net earnings, if any, in the foreseeable future to increasing its capital base and marketing. Prospective investors seeking or needing dividend income or liquidity should therefore not purchase shares of our common stock. We cannot assure that we will ever have sufficient earnings to declare and pay dividends to the holders of our common stock, and in any event, a decision to declare and pay dividends is at the sole discretion of our board of directors.

31

Our common stock would be subject to the "Penny Stock" rules of the Securities and Exchange Commission if it were publicly traded and may be difficult to sell. Our shares of common stock are "penny stocks" because they are not registered on a national securities exchange or listed on an automated quotation system sponsored by a registered national securities association, pursuant to Rule 3a51-1(a) under the Exchange Act. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a person's account for transactions in penny stocks and that the broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Securities and Exchange Commission relating to the penny stock market, which sets forth the basis on which the broker or dealer made the suitability determination and that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

The market for penny stocks has suffered in recent years from patterns of fraud and abuse. Stockholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

•	control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•	manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•	boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced salespersons;

•	excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and

•

the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequential investor losses.

Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our shares of common stock. The occurrence of these patterns or practices could increase the volatility of our share price.

32

We cannot assure that a public trading market for our common stock will ever be established. At present, there is no active trading market for our securities and we cannot assure that a trading market will develop. Our common stock has no trading symbol. In order to obtain a trading symbol and authorization to have our common stock trade publicly, we must file an application on Form 211 with, and receive the approval by, the Financial Industry Regulatory Authority ("FINRA"), of which there is no assurance, before active trading of our common stock could commence. If our shares of common stock ever publicly trade, they may be relegated to the OTC Pink Sheets. The OTC Pink Sheets provide significantly less liquidity than the NASD's automated quotation system, or NASDAQ Stock Market. Prices for securities traded solely on the Pink Sheets may be difficult to obtain and holders of common stock may be unable to resell their securities at or near their original price or at any price. In any event, except to the extent that investors' shares may be registered on a Form S-1 Registration Statement with the Securities and Exchange Commission in the future, of which there is absolutely no assurance, no shares could be sold under Rule 144 or otherwise until we become a current public reporting company with the Securities and Exchange Commission or otherwise are current in our business, financial and management information reporting, and applicable holding periods have been satisfied.

Even if a market develops for our shares, our shares may be thinly traded with wide share price fluctuations, low share prices and minimal liquidity. If a market for our shares develops, the share price may be volatile with wide fluctuations in response to several factors, including: potential investors' anticipated feeling regarding our results of operations; increased competition; and our ability or inability to generate future revenues. In addition, if our shares are quoted on the OTC Bulletin Board or OTC Market (over-the-counter), our share price may be affected by factors that are unrelated or disproportionate to our operating performance. Our share price might be affected by general economic, political, and market conditions, such as recessions, interest rates, commodity prices, or international currency fluctuations. In addition, even if our stock is approved for quotation by a market maker through the OTC, stocks traded over this quotation system are usually thinly traded, highly volatile and not followed by analysts. These factors, which are not under our control, may have a material effect on our share price.

State securities laws may limit secondary trading, which may restrict the states in which and conditions under which you can sell the shares offered by this Offering Circular. Secondary trading in common stock sold in this offering will not be possible in any state until the common stock is qualified for sale under the applicable securities laws of the state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in the state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, the common stock in any particular state, the common stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our common stock, the liquidity for the common stock could be significantly impacted thus causing you to realize a loss on your investment.

We may issue shares of preferred stock in the future that may adversely impact your rights as holders of our common stock. Our Certificate of Incorporation authorizes our Board of Directors to determine the relative rights and preferences of preferred shares without further stockholder approval. As a result, our Board of Directors could authorize the issuance of a series of preferred stock that would grant to holders preferred rights to our assets upon liquidation, the right to receive dividends before dividends are declared to holders of our common stock, and the right to the redemption of such preferred shares, together with a premium, prior to the redemption of the common stock. To the extent that we do issue shares of preferred stock, your rights as holders of common stock could be impaired thereby, including, without limitation, dilution of your ownership interests in us. In addition, shares of preferred stock could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult, which may not be in your interest as a holder of common stock.

33

We may seek to raise additional funds, finance acquisitions, or develop strategic relationships by issuing capital stock. We may finance our operations and develop strategic relationships by issuing equity or debt securities, which could significantly reduce the percentage ownership of our existing stockholders. Furthermore, any newly issued securities could have rights, preferences and privileges senior to those of our existing stock. Moreover, any issuances by us of equity securities may be at or below the prevailing market price of our stock and in any event may have a dilutive impact on your ownership interest, which could cause the market price of our stock to decline.

Risks Associated with this Offering

There is no minimum capitalization required in this offering. We cannot assure that all or a significant number of shares of common stock will be sold in this offering. Investors' subscription funds will be used by us as soon as they are received, and no refunds will be given if an inadequate amount of money is raised from this offering to enable us to conduct our business. Management has no obligation to purchase shares of common stock. If we raise less than the entire amount that we are seeking in the offering, then we may not have sufficient capital to meet our operating requirements. We cannot assure that we could obtain additional financing or capital from any source, or that such financing or capital would be available to us on terms acceptable to us. Under such circumstances, investors in our common stock could lose their investment in us. Furthermore, investors who subscribe for shares in the earlier stages of the offering will assume a greater risk than investors who subscribe for shares later in the offering as subscriptions approach the maximum amount.

We determined the price of the shares arbitrarily. The offering price of the shares of common stock has been determined by management, and bears no relationship to our assets, book value, potential earnings, net worth or any other recognized criteria of value. We cannot assure that price of the shares is the fair market value of the shares or that investors will earn any profit on them.

Purchasers of our stock will experience dilution. At December 31, 2015, we had a net tangible book value of $0.001 per share of our common stock. If you purchase our common stock from us in this offering, you will experience immediate and substantial dilution to the extent of the difference between the public offering price per share of our common stock ($5.00 per share) and the pro forma net tangible book value per share of our common stock immediately after the offering of $0.241 per share. See the "Dilution" section below for a more detailed explanation.

DIVIDEND POLICY

We have not declared or paid any cash dividends and does not intend to pay cash dividends in the near future on the shares of common stock. Cash dividends, if any, that may be paid in the future to holders of common stock will be payable when, as and if declared by our board of directors, based upon the board's assessment of our financial condition, our earnings, our need for funds, whether any preferred stock is outstanding, to the extent the preferred stock has a prior claim to dividends, and other factors including any applicable laws. We are not currently a party to any agreement restricting the payment of dividends.

34

CAPITALIZATION

The following table sets forth as of December 31, 2015 (i) our capitalization and (ii) our capitalization as adjusted to reflect the sale of 600,000 shares at a purchase price of $5.00 per share in this offering, and the application of the estimated net proceeds from this offering as described under "USE OF PROCEEDS."

	December 31, 2015 (Audited) (1)
	Actual	As Adjusted (2)

Long Term Debt:	$0	$0

Shareholders' Equity:
Common Stock, par value $0.001 per share, 98,000,000 shares authorized, 10,000,000 shares issued (3), 10,600,000 shares issued, as adjusted (4)	$407,100	$3,007,100

Preferred Stock, par value $0.001 per share, 2,000,000 shares authorized, No shares issued or outstanding, No shares issued or outstanding, as adjusted	-0-	-0-

Additional Paid in Capital	$0	$0

Retained Earnings (Deficit)	$(440,706)	$(440,706)

Total Shareholders' Equity	$(33,606)	$2,566,394

Total Debt and Shareholders' Equity	$(33,606)	$2,566,394

_____________________

(1)	This table illustrates the capitalization of the Company assuming the conversion of the Company from a limited liability company into a corporation occurred as of December 31, 2015.

(2)

The capital to be raised from the placement of the shares of common stock is expected to be a potential maximum of $3,000,000. The actual capitalization is adjusted to reflect the assumption that 600,000 shares of our common stock are issued for $3,000,000 of capital pursuant to this offering, with $400,000 deducted for the estimated offering costs for the placement of the common stock.

(3)

Includes, as of December 31, 2015, 5,000,000 shares of common stock owned by Howard Marks, our chairman, chief executive officer, and president, and 5,000,000 shares of common stock owned Jordan Maron, our chief financial officer, chief creative officer, secretary, and director.

(4)	The total number of shares of our common stock outstanding assumes that the maximum number of shares of common stock is sold in this offering.

35

DILUTION

As of December 31, 2015, the net tangible book value of XReal was ($33,606), or approximately ($0.003) per share of common stock on a pro forma basis. See "CAPITALIZATION." Net tangible book value per share consists of stockholders' equity adjusted for the retained earnings (deficit), divided by the total number of shares of common stock outstanding. Without giving effect to any changes in such net tangible book value after December 31, 2015, other than to give effect to the sale of 600,000 shares of common stock being offered by us in this Offering Circular, the pro forma net tangible book value at December 31, 2015 would have been $2,556,394 or approximately $0.241 per share. Thus, as of December 31, 2015, the net tangible book value per share of common stock owned by our current stockholders would have increased by approximately $0.244 without any additional investment on their part and the purchasers of the shares will incur an immediate dilution of approximately $4.759 per share from the offering price. "Dilution" means the difference between the offering price and the net tangible book value per share after giving effect this offering. The following table illustrates the dilution which investors participating in this offering will incur and the benefit to current stockholders as a result of this offering.

Offering Price per Share (1)	$5.00

Net Tangible Book Value per Share before Offering	$(0.003)

Increase in Net Tangible Book Value per Share Attributable to Shares Offered Hereby	$0.241

Net Tangible Book Value per Share after Offering	$0.244

Dilution of Net Tangible Book Value per Share to Purchasers in this Offering	$4.759

_____________________

(1)	Before deduction of offering expenses.

MANAGEMENT

Executive Officers and Directors of XReal

The table below sets forth our directors and executive officers of as of the date of this Offering Circular.

Name	Position	Age	Term of Office	Approximate Hours per Week

Howard Marks	Chairman, Chief Executive Officer, and President	53	Inception to Present	10

Jordan Maron	Director, Chief Financial Officer, Secretary, and Chief Creative Officer	24	Inception to Present	5

36

Howard Marks is a co-founder of XReal and has been the chairman of board of directors, the chief executive officer and president of XReal since inception. Mr. Marks is a serial technologist and gaming industry pioneer with more than 20 years of experience. Mr. Marks was the founder and chief executive officer of Acclaim Games, a publisher of online games now part of The Walt Disney Company. Before Acclaim, Mr. Marks was the co-founder of Activision (NASDAQ: ACTI) and Chairman of Activision Studios from 1991 until 1997. As co-founder, former board member, and executive vice-president of video game company Activision, he and a partner took control of it in 1991 and turned the ailing company into the $20B market cap video game industry leader. Activision is the maker of games such as Guitar Hero, Tony Hawk's Pro Skater, and Call of Duty. A lifelong believer in entrepreneurialism, he started his first company in his University of Michigan dorm room selling software for the Apple II.

Howard Marks is the co-founder and Executive Chairman of StartEngine, an equity crowdfunding platform, and also the managing partner of StartEngine LLC, the largest startup accelerator in Los Angeles. Mr. Marks is the 2015 "Treasure of Los Angeles" recipient awarded for his work to transform Los Angeles into a leading technology city. Mr. Marks is a member of Los Angeles Mayor Eric Garcetti's technology council. Mr. Marks has a Bachelor of Science degree in Computer Engineering from the University of Michigan.

Jordan Maron aka CaptainSparklez is a co-founder of XReal and has been a director and the chief financial officer, chief creative officer, and secretary of XReal since inception. Mr, Maron is known on YouTube as CaptainSparklez. An enthusiastic gamer and a witty gaming commentator with more than 8.5 million subscribers, Mr. Maron's CaptainSparklez channel has more than 1.7 billion views on all his videos combined. Mr. Maron's YouTube career began in 2010 and he has been producing web video content for the last six years, making some of the highest-viewed videos in YouTube's history, most of which are in the gaming vertical. He has amassed over 2.3 billion views and his channel holds the record for the top three most-viewed Minecraft videos. Mr. Maron now dominates as the third most subscribed gaming commentator on YouTube. Mr. Maron is the Creative Director of Fortress Fury.

Executive Compensation

Since its inception in August 2014, XReal paid the following annualized salaries to its executive officers:

Name	Capacities in which compensation was received	Cash Compensation ($)	Other Compensation ($)	Total Compensation ($)

Howard Marks	Chief Executive Officer and President	$0	$0	$0

Jordan Maron	Chief Financial Officer, Secretary, and Chief Creative Officer	$0	$0	$0

We may commence paying salaries and providing other employment benefits to our executive officers in the near future in amounts to be determined by our board of directors, when the Company has sufficient funds. Our directors and executive officers are also reimbursed for their business expenses. We expect to pay employee compensation in the form of salary, bonus and benefits to other executive officers who may be hired during the fiscal year ending December 31, 2016, in amounts to be determined. The employment compensation for certain executive officers may include automobile and housing allowances.

37

Employment Agreements

We have not entered into any employment agreements with our executive officers or other employees to date. We may enter into employment agreements with them in the future. A stock incentive program for our directors, executive officers, employees and key consultants will be established in the future. See "MANAGEMENT – Stock Incentive Plan."

Stock Incentive Plan

In the future, we plan to establish a management stock incentive plan pursuant to which stock options and awards may be authorized and granted to our executive officers, directors, employees and key consultants. We expect to authorize approximately 10% of our issued and outstanding common stock for future issuance under a 2016 Stock Incentive Plan for Directors, Executive Officers, Employees and Key Consultants, which is expected to be adopted by our board of directors in the near future. Stock options or a significant equity ownership position in us may be utilized in the future to attract one or more new key senior executives from the gaming industry to manage and facilitate our growth.

Board of Directors

Our board of directors currently consists of two directors. Neither of our directors is "independent" as defined in Rule 4200 of FINRA's listing standards. We may appoint additional independent directors to our board of directors in the future, to serve on our planned committees.

Committees of the Board of Directors

We plan to establish an audit committee, compensation committee and a nominating and governance committee. Until such committees are established, matters otherwise addressed by such committees will be acted upon by independent directors, who will advise the whole board of directors in the course of seeking authorization for any proposed resolutions, or for general reports and recommendations. The following is a brief description of our contemplated committees.

Audit Committee. We plan to establish an audit committee consisting of members considered to be independent as defined in Rule 4200 of FINRA's listing standards and who meet the applicable FINRA listing standards for designation as an "Audit Committee Financial Expert." Currently management does not believe that it has an independent director who qualifies as a financial expert to form the planned audit committee. Our board of directors also plans to adopt a written charter of the audit committee. The functions of the audit committee will include:

•	meeting with management periodically to consider the adequacy of our internal controls and the objectivity of our financial reporting;

•	engaging and pre-approving audit and non-audit services to be rendered by our independent auditors;

•	recommending to the board of directors the engagement of our independent auditors and oversight of the work of the independent auditors;

•

reviewing our financial statements and periodic reports and discussing the statements and reports with management, including any significant adjustments, management judgments and estimates, new accounting policies and disagreements with management;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls and auditing matters; and

•	administering and discussing with management and our independent auditors our code of ethics.

38

Compensation Committee. We plan to establish a compensation committee. The functions of the compensation committee will include:

•

reviewing and, as it deems appropriate, recommending to the board of directors, policies, practices and procedures relating to the compensation of our directors and executive officers and the establishment and administration of certain employee benefit plans;

•	exercising authority under certain employee benefit plans; and

•	reviewing and approving executive officer and director indemnification and insurance matters.

Corporate Governance and Nominating Committee. We plan to establish a corporate governance and nominating committee. The functions of the corporate governance and nominating committee will include:

•	developing and recommending to the board of directors our corporate governance guidelines;

•	overseeing the evaluation of the board of directors;

•	identifying qualified candidates to become members of the board of directors;

•	selecting nominees for election of directors at the next annual meeting of stockholders (or special meeting of stockholders at which directors are to be elected); and

•	selecting candidates to fill vacancies on the board of directors.

Director Compensation

We currently do not pay our directors any compensation for their services as board members and have no plan to do so in the foreseeable future.

Limitation of Liability and Indemnification of Officers and Directors

Our Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as officers and directors, except liability for:

•	any breach of their duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

Our bylaws provide that we will indemnify our directors, officers, employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our bylaws permit such indemnification.

39

We intend to enter into separate indemnification agreements with its directors and officers, in addition to the indemnification provided for in our bylaws. These agreements, among other things, will provide that we will indemnify our directors and officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of such person's services as one of our directors or officers, or rendering services at our request, to any of its subsidiaries or any other company or enterprise. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

There is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Amendment of Certificate of Incorporation and Bylaws

Under Delaware law, a corporation's certificate of incorporation can be amended by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote, and a majority of the outstanding stock of each class entitled to vote as a class, unless the certificate requires the vote of a larger portion of the stock. Our Certificate of Incorporation, as amended, does not require a larger percentage affirmative vote. As is permitted by Delaware law, our bylaws give our board of directors the power to adopt, amend or repeal our bylaws. Our shareholders entitled to vote have concurrent power to adopt, amend or repeal our bylaws.

PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding beneficial ownership of our common stock as of March 31, 2016 and as adjusted to reflect the sale of shares of our common stock offered by this Offering Circular, by:

•	each of our directors and the named executive officers;

•	all of our directors and executive officers as a group; and

•	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock.

Beneficial ownership and percentage ownership are determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose.

Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over their shares of common stock, except for those jointly owned with that person's spouse. Percentage of beneficial ownership before the offering is based on 10,000,000 shares of common stock outstanding as of March 31, 2016. Unless otherwise noted below, the address of each person listed on the table is c/o XReal, Inc., 640 Arizona Avenue, Santa Monica, California 90410.

40

	Shares Beneficially Owned Prior to Offering		Shares Beneficially Owned After to Offering (1)
Name and Position of Beneficial Owner	Number	Percent	Number	Percent

Howard Marks, Chairman, Chief Executive Office, and President	5,000,000	50%	5,000,000	47.16%

Jordan Maron, Chief Financial Officer, Secretary, Chief Creative Officer and Director	5,000,000	50%	5,000,000	47.16%

All directors and executive officers as a group (2 persons)	10,000,000	100%	10,000,000	94.32%

_____________________

*	Indicates beneficial ownership of less than 1%.

(1)	Assumes 600,000 shares of our common stock are issued pursuant to this offering.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

The Company leases its office space from StartEngine Crowdfunding, Inc., a Delaware corporation ("StartEngine") controlled in part by Mr. Howard Marks, our chairman, chief executive officer, president and a shareholder. We currently lease 500 square feet of office space for rent of $0 per month. We expect to move into a larger suite pursuant to a month to month lease at the same location on July 1, 2016 at which time our rent will increase to $5,000 per month.

On May 29, 2015, we entered into a posting agreement with StartEngine pursuant to which StartEngine will act as our online intermediary technology platform in connection with this offering. In consideration for providing us with posting services, StartEngine will receive a fixed $20 administration fee per investor. In addition, StartEngine will receive warrants to purchase our common stock in an amount equal to the total administration fee, exercisable at the same price as the price at which the common shares are being sold in this offering. Platform administration fees and warrants are earned upon deposit by the investor into a designated escrow account. In the event we cancel the offering, the fee and the warrants would still be due.

On March 11, 2016, we entered into an expense reimbursement agreement with StartEngine pursuant to which we agreed to reimburse all expenses incurred and funds advanced by StartEngine on our behalf (in the total amount of $407,000 as of March 31, 2016) in conjunction with StartEngine's provision of services to us.

41

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 98,000,000 shares of common stock, par value $0.001 per share, of which 10,000,000 shares are issued and outstanding as of December 31, 2015. Our authorized capital stock also includes 2,000,000 shares of Preferred Stock, par value $0.001, none of which are issued or outstanding. See "CAPITALIZATION." Under Delaware law and generally under state corporation laws, the holders of our common and preferred stock will have limited liability pursuant to which their liability is limited to the amount of their investment in us.

Common Stock

Holders of common stock are entitled to one vote per share held of record on all matters submitted to a vote of stockholders. The holders of common stock do not have cumulative voting rights in the election of directors. Accordingly, the holders of a majority of the outstanding shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferential rights with respect to any series of preferred stock that may be issued, holders of the common stock are entitled to receive ratably such dividends as may be declared by the board of directors on the common stock out of funds legally available therefore and, in the event of a liquidation, dissolution or winding-up of our affairs, are entitled to share equally and ratably in all of our remaining assets and funds.

Preferred Stock

We are authorized to issue 2,000,000 shares of Preferred Stock, par value $0.001 per share, having such rights, preferences and privileges, and issued in such series, as are determined by our Board of Directors. We currently have no shares of Preferred Stock outstanding. The Board of Directors of the Corporation (the "Board of Directors") is authorized to provide, by resolution, for one or more series of Preferred Stock to be comprised of authorized but unissued shares of Preferred Stock. Except as may be required by law, the shares in any series of Preferred Stock need not be identical to any other series of Preferred Stock. Before any shares of any such series of Preferred Stock are issued, the Board of Directors shall fix, and is hereby expressly empowered to fix, by resolution, the rights, preferences and privileges of, and qualifications, restrictions and limitations applicable to, such series.

ERISA CONSIDERATIONS

General Fiduciary Obligations. Trustees and other fiduciaries of qualified retirement plans or IRAs that are set up as part of a plan sponsored and maintained by an employer, as well as trustees and fiduciaries of Keogh Plans under which employees, in addition to self-employed individuals, are participants (together, "ERISA Plans"), are governed by the fiduciary responsibility provisions of Title 1 of the Employee Retirement Income Security Act of 1974 ("ERISA"). An investment in shares by an ERISA Plan must be made in accordance with the general obligation of fiduciaries under ERISA to discharge their duties (i) for the exclusive purpose of providing benefits to participants and their beneficiaries; (ii) with the same standard of care that would be exercised by a prudent man familiar with such matters acting under similar circumstances; (iii) in such a manner as to diversify the investments of the plan, unless it is clearly prudent not do so; and (iv) in accordance with the documents establishing the plan. Fiduciaries considering an investment in the shares should accordingly consult their own legal advisors if they have any concern as to whether the investment would be inconsistent with any of these criteria.

42

Fiduciaries of certain ERISA Plans which provide for individual accounts (for example, those which qualify under Section 401(k) of the Code, Keogh Plans and IRAs) and which permit a beneficiary to exercise independent control over the assets in his individual account, will not be liable for any investment loss or for any breach of the prudence or diversification obligations which results from the exercise of such control by the beneficiary, nor will the beneficiary be deemed to be a fiduciary subject to the general fiduciary obligations merely by virtue of his exercise of such control. On October 13, 1992, the Department of Labor issued regulations establishing criteria for determining whether the extent of a beneficiary's independent control over the assets in his account is adequate to relieve the ERISA Plan's fiduciaries of their obligations with respect to an investment directed by the beneficiary. Under the regulations, the beneficiary must not only exercise actual, independent control in directing the particular investment transaction, but also the ERISA Plan must give the participant or beneficiary a reasonable opportunity to exercise such control, and must permit him to choose among a broad range of investment alternatives.

Limited Transactions. Trustees and other fiduciaries making the investment decision for any qualified retirement plan, IRA or Keogh Plan (or beneficiaries exercising control over their individual accounts) should also consider the application of the prohibited transactions provisions of ERISA and the Code in making their investment decision. Sales and certain other transactions between a qualified retirement plan, IRA or Keogh Plan and certain persons related to it (e.g., a plan sponsor, fiduciary, or service provider) are prohibited transactions. The particular facts concerning the sponsorship, operations and other investments of a qualified retirement plan, IRA or Keogh Plan may cause a wide range of persons to be treated as parties in interest or disqualified persons with respect to it. Any fiduciary, participant or beneficiary considering an investment in shares by a qualified retirement plan IRA or Keogh Plan should examine the individual circumstances of that plan to determine that the investment will not be a prohibited transaction. Fiduciaries, participants or beneficiaries considering an investment in the shares should consult their own legal advisors if they have any concern as to whether the investment would be a prohibited transaction.

Special Fiduciary Considerations. Regulations issued on November 13, 1986, by the Department of Labor (the "Final Plan Assets Regulations") provide that when an ERISA Plan or any other plan covered by Code Section 4975 (e.g., an IRA or a Keogh Plan which covers only self-employed persons) makes an investment in an equity interest of an entity that is neither a "publicly offered security" nor a security issued by an investment company registered under the Investment Company Act of 1940, the underlying assets of the entity in which the investment is made could be treated as assets of the investing plan (referred to in ERISA as "plan assets"). Programs which are deemed to be operating companies or which do not issue more than 25% of their equity interests to ERISA Plans are exempt from being designated as holding "plan assets." Management anticipates that we would clearly be characterized as an "operating company" for the purposes of the regulations, and that it would therefore not be deemed to be holding "plan assets."

Classification of our assets of as "plan assets" could adversely affect both the plan fiduciary and management. The term "fiduciary" is defined generally to include any person who exercises any authority or control over the management or disposition of plan assets. Thus, classification of our assets as plan assets could make the management a "fiduciary" of an investing plan. If our assets are deemed to be plan assets of investor plans, transactions which may occur in the course of its operations may constitute violations by the management of fiduciary duties under ERISA. Violation of fiduciary duties by management could result in liability not only for management but for the trustee or other fiduciary of an investing ERISA Plan. In addition, if our assets are classified as "plan assets," certain transactions that we might enter into in the ordinary course of our business might constitute "prohibited transactions" under ERISA and the Code.

43

Reporting of Fair Market Value. Under Code Section 408(i), as amended by the Tax Reform Act of 1986, IRA trustees must report the fair market value of investments to IRA holders by January 31 of each year. The Service has not yet promulgated regulations defining appropriate methods for the determination of fair market value for this purpose. In addition, the assets of an ERISA Plan or Keogh Plan must be valued at their "current value" as of the close of the plan's fiscal year in order to comply with certain reporting obligations under ERISA and the Code. For purposes of such requirements, "current value" means fair market value where available. Otherwise, current value means the fair value as determined in good faith under the terms of the plan by a trustee or other named fiduciary, assuming an orderly liquidation at the time of the determination. We do not have an obligation under ERISA or the Code with respect to such reports or valuation although management will use good faith efforts to assist fiduciaries with their valuation reports. There can be no assurance, however, that any value so established (i) could or will actually be realized by the IRA, ERISA Plan or Keogh Plan upon sale of the shares or upon liquidation of us, or (ii) will comply with the ERISA or Code requirements.

Tax Aspects. The income earned by a qualified pension, profit sharing or stock bonus plan (collectively, "Qualified Plan") and by an individual retirement account ("IRA") is generally exempt from taxation. However, if a Qualified Plan or IRA earns "unrelated business taxable income" ("UBTI"), this income will be subject to tax to the extent it exceeds $1,000 during any fiscal year. The amount of unrelated business taxable income in excess of $1,000 in any fiscal year will be taxed at rates up to 36%. In addition, such unrelated business taxable income may result in a tax preference, which may be subject to the alternative minimum tax. It is anticipated that income and gain from an investment in the shares will not be taxed as UBTI to tax exempt shareholders, because they are participating only as passive financing sources.

TERMS OF THE OFFERING

Securities Offered

We are offering shares of common stock for a purchase price of $5.00 per share with a minimum purchase requirement of 100 shares ($500). The maximum offering is $3,000,000. We will have the unrestricted right to reject tendered subscriptions for any reason and to accept less than the minimum investment from a limited number of subscribers. In the event the shares available for sale are oversubscribed, they will be sold to those investors subscribing first, provided they satisfy the applicable investor suitability standards.

The purchase price for the shares will be payable in full upon subscription. Subscription funds which are accepted will be deposited into our escrow account maintained by FundAmerica Securities, LLC. We have no required minimum offering amount for this offering and therefore we may instruct FundAmerica Securities, LLC to release funds held in escrow to our operating account at any time.

Subscription Period

The offering of shares will terminate on October __, 2016, unless we extend the offering for up to an additional 180 days, or terminate the offering sooner in our sole discretion regardless of the amount of capital raised (the "Sales Termination Date"). The Sales Termination Date may occur prior to October __, 2016 if subscriptions for the maximum number of shares have been received and accepted by us before such date. Subscriptions for shares must be received and accepted by us on or before such date to qualify the subscriber for participation in XReal.

44

Subscription Procedures

Completed and signed subscription documents and subscription checks should be sent to FundAmerica Securities, LLC at the following address: 3455 Peachtree Road, NE, 5th Floor, Atlanta, Georgia, 30326, Reference XReal, Inc. Subscription checks should be made payable to FundAmerica Securities as Agent for XReal, Inc. Escrow Account. If a subscription is rejected, all funds will be returned to subscribers within ten days of such rejection without deduction or interest. Upon acceptance by us of a subscription, a confirmation of such acceptance will be sent to the subscriber.

Investor Suitability Standards

Shares will be sold only to a person if the aggregate purchase price paid by such person is no more than 10% of the greater of such person's annual income or net worth, not including the value of his primary residence, as calculated under Rule 501 of Regulation D promulgated under Section 4(2) of the Securities Act of 1933, as amended. See the Purchaser Qualification Questionnaire in the Subscription Documents in Exhibit A to this Offering Circular. In the case of sales to fiduciary accounts (Keogh Plans, Individual Retirement Accounts (IRAs) and Qualified Pension/Profit Sharing Plans or Trusts), the above suitability standards must be met by the fiduciary account, the beneficiary of the fiduciary account, or by the donor who directly or indirectly supplies the funds for the purchase of shares. Investor suitability standards in certain states may be higher than those described in this Offering Circular. These standards represent minimum suitability requirements for prospective investors, and the satisfaction of such standards does not necessarily mean that an investment in the Company is suitable for such persons.

Each investor must represent in writing that he/she meets the applicable requirements set forth above and in the Subscription Agreement, including, among other things, that (i) he/she is purchasing the shares for his/her own account and (ii) he/she has such knowledge and experience in financial and business matters that he/she is capable of evaluating without outside assistance the merits and risks of investing in the shares, or he/she and his/her purchaser representative together have such knowledge and experience that they are capable of evaluating the merits and risks of investing in the shares. Broker-dealers and other persons participating in the offering must make a reasonable inquiry in order to verify an investor's suitability for an investment in us. Transferees of shares will be required to meet the above suitability standards.

Interim Investments

Company funds not needed on an immediate basis to fund our operations may be invested in government securities, money market accounts, deposits or certificates of deposit in commercial banks or savings and loan associations, bank repurchase agreements, funds backed by government securities, short-term commercial paper, or in other similar interim investments.

Transfer Agent and Registrar

FundAmerica Stock Transfer, LLC, 2300 West Sahara Avenue, Suite 803, Las Vegas, Nevada 89102 is the transfer agent and registrant for the shares.

45

PLAN OF DISTRIBUTION

The shares are being offered by us on a best-efforts basis by our officers, directors and employees, with the assistance of independent consultants, and possibly through registered broker-dealers who are members of the Financial Industry Regulatory Authority ("FINRA") and finders. We may pay selling commissions to participating broker-dealers who are members of FINRA for shares sold by them, equal to a percentage of the purchase price of the shares. We may pay finders fees to persons who refer investors to us. We may also pay consulting fees to consultants who assist us with the offering, based on invoices submitted by them for advisory services rendered. Consulting compensation, finders fees and brokerage commissions may be paid in cash, common stock or warrants to purchase our common stock. We may also issue shares and grant stock options or warrants to purchase our common stock to broker-dealers for sales of shares attributable to them, and to finders and consultants, and reimburse them for due diligence and marketing costs on an accountable or nonaccountable basis. We have not entered into selling agreements with any broker-dealers to date, although we plan to engage FundAmerica Securities, LLC, a FINRA registered broker-dealer firm, for offering administrative and escrow services. Participating broker-dealers, if any, and others may be indemnified by us with respect to this offering and the disclosures made in this Offering Circular.

Proposed Administrative Agreement

We plan to engage FundAmerica Securities, LLC, a broker-dealer registered with the Securities and Exchange Commission and a member of the Financial Industry Regulatory Authority (FINRA), to perform the following administrative functions in connection with this offering in addition to acting as the escrow agent:

•	advise us as to permitted investment limits for investors pursuant to Regulation A+, Tier 2;

•	communicate with us and/or our agents, if needed, to gather additional information or clarification from investors;

•

serve as a registered agent where required for state blue sky requirements, but in no circumstance will FundAmerica Securities, LLC solicit a securities transaction, recommend our securities, or provide investment advice to any prospective investor; and

•	transmit the subscription information data to FundAmerica Securities Transfer LLC, our transfer agent and an affiliate of FundAmerica Securities, LLC.

As compensation for the services listed above, we have agreed to pay FundAmerica Securities $2.00 per domestic investor and $60 per international investor for each anti-money laundering verification and a facilitation fee equal to 1.0% of the gross proceeds from the sale of the shares offered by this Offering Circular. If we elect to terminate the offering prior to its completion, we have agreed to reimburse FundAmerica Securities for its out-of-pocket expenses incurred in connection with the services provided under the proposed engagement (including costs of counsel and related expenses) up to an aggregate maximum of $10,000. In addition, we will pay FundAmerica Securities $225 for escrow account set up, $25 per month for so long as the offering is being conducted, and up to $15 per investor for processing incoming funds. We may also pay FundAmerica Securities a technology service fee for the technology services provided by its affiliate, FundAmerica Technologies, LLC, of up to $3.00 for each subscription agreement executed via electronic signature, up to $5.50 for each ACH payment, up to $10 for each check processed, up to $15 per wire transfer and up to $45 for each bad actor check (per entity, including issuer and each associated person). Based on the minimum subscription amount of $500 (or 100 shares) per investor, we estimate the maximum fee that may be due to FundAmerica Securities, LLC for the aforementioned internal fees to be $_______ if we achieve the maximum offering proceeds.

46

FundAmerica Securities Transfer LLC, an affiliate of FundAmerica Securities, may serve as transfer agent to maintain stockholder information on a book-entry basis. There are no set up costs for this service, and fees for this service will be limited to secondary market activity. FundAmerica Securities, LLC is not participating as an underwriter and under no circumstance will it solicit any investment in the Company, recommend the Company's securities or provide investment advice to any prospective investor, or make securities recommendations to investors, nor is FundAmerica Securities, LLC distributing any securities offering prospectuses or making any oral representations concerning the securities offering prospectus or the securities offering. Rather, FundAmerica Securities, LLC involvement in the offering is limited to acting as an accommodating broker-dealer. Based upon FundAmerics, LLC's limited role in this offering, it has not and will not conduct extensive due dilligence of this securities offering and no investor should rely on FundAmerica Securities, LLC involvement in this offering as any basis for a belief that it has done extensive due dilligence. FundAmerica Securities, LLC does not expressly or impliedly affirm the completeness or accuracy of the Offering Circular presented to investors by the issuer in this offering. All inquiries regarding this offering should be made directly to the Company.

The Posting Agreement

The Company has entered into a Posting Agreement with StartEngine Crowdfunding, Inc. ("StartEngine"), a portal website that hosts securities offerings, primarily those that are exempt from registration under Regulation A+ promulgated under Section 3(b) of the Securities Act of 1933, as amended. In consideration for hosting the public offering covered by this Offering Circular, including posting our Offering Circular, Subscription Documents and related materials on StartEngine.com, and integrating FundAmerica, LLC, a registered member of FINRA, to administer the review and processing of subscriptions by investors, and to provide escrow and transfer agent services for the Company and this offering, StartEngine will receive the following compensation from the Company, payable from the escrow account as subscription funds are deposited and accepted by FundAmerica and the Company.

1.	A cash payment of $20 per investor who deposits subscription funds in the escrow account for the Company;

2.

A number of five year warrants to purchase the Company's common stock exercisable at $5.00 per share on a cash or cashless basis, equal to the product of 50 multiplied by the number of investors in this offering, with that number then divided by 0.3 (30%) of $5.00, the offering price, or $1.50. To illustrate, assuming we have 3,000 investors, the formula would be:

Number of warrants = (3,000 x 50) ÷ 1.50 (i.e. $5.00 x 0.3) = 100,000 warrants. The warrants have standard adjustment provisions for stock splits, stock dividends, recapitalizations and similar transactions. The exercise price of the warrants is subject to possible reduction by a most favored nation pricing clause, such that if we issue stock in the future for less than $5.00 per share (subject to limited exceptions), the warrant exercise price is reduced to that lower price. Either party may terminate the agreement at any time upon 15 business days prior written notice to the other party, provided, that the Company is not permitted to re-post on a website that competes with Start Engine for a period of 30 days after termination if the Company terminates this offering early without cause and Start Engine is not then in breach of this agreement.

47

Expense Reimbursement Agreement

On March 11, 2016, we entered into an expense reimbursement agreement with StartEngine pursuant to which we agreed to reimburse all expenses incurred and funds advanced by StartEngine on our behalf in conjunction with StartEngine's provision of services to us.

REPORTS TO SHAREHOLDERS

For tax and accounting purposes, our fiscal year will end on December 31st of each year and all financial information will be prepared in accordance with the accrual method of accounting. The books and records of account will be kept at our address. We will furnish each shareholder, within 120 days after the end of each fiscal year, our audited financial statements in an Annual Report on Form 1-K filed with the Securities Exchange Commission, and within 90 days after the 30th of June of each fiscal year, our unaudited financial statements in a Semi-Annual Report on Form 1-S, also filed with the Securities Exchange Commission.

ADDITIONAL INFORMATION

This Offering Circular does not purport to restate all of the relevant provisions of the documents referred to or pertinent to the matters discussed herein, all of which must be read for a complete description of the terms relating to an investment in us. Such documents are available for inspection during regular business hours at our office by appointment, and upon written request, copies of documents not annexed to this Offering Circular will be provided to prospective investors. Each prospective investor is invited to ask questions of, and receive answers from, our representatives. Each prospective investor is invited to obtain such information concerning us and this offering, to the extent we possess the same or can acquire it without unreasonable effort or expense, as such prospective investor deems necessary to verify the accuracy of the information referred to into his Offering Circular. Arrangements to ask such questions or obtain such information should be made by contacting Howard Marks at our executive offices. The telephone number is (310) 963-1789. We reserve the right, however, in its sole discretion, to condition access to information that management deems proprietary in nature, on the execution by each prospective investor of appropriate confidentiality agreements prior to having access to such information.

The offering of the common stock is made solely by this Offering Circular and the exhibits hereto. The prospective investors have a right to inquire about and request and receive any additional information they may deem appropriate or necessary to further evaluate this offering and to make an investment decision. Our representatives may prepare written responses to such inquiries or requests if the information requested is available. The use of any documents other than those prepared and expressly authorized by us in connection with this offering is not permitted, and should not be relied upon by any prospective investor.

ONLY INFORMATION OR REPRESENTATIONS CONTAINED HEREIN MAY BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS OFFERING CIRCULAR IN CONNECTION WITH THE OFFER BEING MADE HEREBY, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. INVESTORS ARE CAUTIONED NOT TO RELY UPON ANY INFORMATION NOT EXPRESSLY SET FORTH IN THIS OFFERING CIRCULAR. THE INFORMATION PRESENTED IS AS OF THE DATE ON THE COVER HEREOF UNLESS ANOTHER DATE IS SPECIFIED, AND NEITHER THE DELIVERY OF THIS OFFERING CIRCULAR NOR ANY SALE HEREUNDER SHALL CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION PRESENTED SUBSEQUENT TO SUCH DATES(S).

FINANCIAL STATEMENTS

The balance sheets of the Company as of December 31, 2014 and December 31, 2015 and the statements of operations and statements of cash flows for the years ended December 31, 2014 and December 31, 2015 on the following pages have been prepared by management and have been audited by our independent certified public accounting firm, dbbmckennon, Certified Public Accountants.

48

XREAL, INC.

(formerly XREAL, LLC)

F-1

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders
of XREAL, Inc (formerly XREAL, LLC)

Report on the Financial Statements

We have audited the accompanying financial statements of XREAL, Inc, formerly XREAL, LLC, (the "Company") which comprise the balance sheets as of December 31, 2015 and 2014, and the related statements of operations, members' deficit, and cash flows for the year ended December 31, 2015, and the period from August 11, 2014 ("Inception") to December 31, 2014, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these nancial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of nancial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

Our responsibility is to express an opinion on these nancial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the nancial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the nancial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the nancial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the nancial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of signi cant accounting estimates made by management, as well as evaluating the overall presentation of the nancial statements.

We believe that the audit evidence we have obtained is suf cient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of XREAL, Inc. as of December 31, 2015 and 2014, and the results of its operations and its cash flows for the year ended December 31, 2015, and the period from Inception to December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

dbbmckennon

Newport Beach, CA

April 19, 2016

F-2

XREAL, INC.

(FORMERLY XREAL, LLC)

BALANCE SHEETS

	December 31, 2015	December 31, 2014
Assets
Current assets -
Cash	$837	$469
Current assets	837	469
Total assets	$837	$469

Liabilities and Members' Deficit
Current liabilities:
Accounts payable	$17,443	$5,772
Accounts payable - related party	17,000	-
Current liabilities	34,443	5,772

Commitments and contingencies (Note 4)	-	-

Members' Deficit:
Members' equity	407,100	144,100
Accumulated deficit	(440,706)	(149,403)
Total members' deficit	(33,606)	(5,303)
Total liabilities and members deficit	$837	$469

F-3

XREAL, INC.

(FORMERLY XREAL, LLC)

STATEMENTS OF OPERATIONS

	Year Ended December 31, 2015	Period from August 11, 2014 (Inception) to December 31, 2014

Revenues	$17,127	$-

Cost of sales	5,138	-

Gross profit	11,989	-

Operating Expenses
General and administrative	27,785	9,708
Sales and marketing	24,776	447
Research and development	249,915	138,448
Total operating expenses	302,476	148,603

Gross loss	(290,487)	(148,603)

Other income (expense):
Interest expense	(16)	-
Total other expense	(16)	-

Loss before provision for income taxes	(290,503)	(148,603)

Provision for income taxes	800	800

Net loss	$(291,303)	$(149,403)

F-4

XREAL, INC.

(FORMERLY XREAL, LLC)

STATEMENTS OF MEMBERS' DEFICIT

	Units	Members' Equity	Accumulated Deficit	Total Members' Equity

Balance - August 11, 2014 (Inception)	-	$-	$-	$-
Founder units	2,000,000	100	-	100
Contributed capital	-	144,000	-	144,000
Net loss	-	-	(149,403)	(149,403)
Balance - December 31, 2014	2,000,000	144,100	(149,403)	(5,303)
Contributed capital	-	263,000	-	263,000
Net loss	-	-	(291,303)	(291,303)
Balance - December 31, 2015	2,000,000	$407,100	$(440,706)	$(33,606)

F-5

XREAL, INC.

(FORMERLY XREAL, LLC)

STATEMENTS CASH FLOWS

	Year ended December 31, 2015	Period from August 11, 2014 (Inception) to December 31, 2014

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(291,303)	$(149,403)
Changes in operating assets and liabilities:
Accounts payable	11,671	5,772
Accounts payable - related party	17,000	-
Net cash used in operating activities	(262,632)	(143,631)

CASH FLOWS FROM FINANCING ACTIVITIES:
Member contributions	263,000	144,100
Net cash provided by financing activities	263,000	144,100

Increase in cash and cash equivalents	368	469
Cash and cash equivalents, beginning of year	469	-
Cash and cash equivalents, end of year	$837	$469

Supplemental disclosures of cash flow information:
Cash paid for interest	$16	$-
Cash paid for income taxes	$800	$800

F-6

NOTE 1 – NATURE OF OPERATIONS

XREAL, Inc, formerly XREAL, LLC, was formed on August 11, 2014 ("Inception") in the State Delaware. The Company's headquarters are located in Santa Monica, California.  The Company is in the online gaming business and intends to build a mobile eSports franchise with a highly addictive game in addition to its current offering. The financial statements of XREAL, INC (which may be referred to as "XREAL," the "Company," "we," "us," or "our") are prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP").

Subsequent to year end, as disclosed in Note 6, XREAL, LLC was converted to XREAL, Inc., a Delaware Corporation. The historical financial statements included herein, are those of XREAL, LLC. In subsequent reporting periods, the financial statements will reflect the capital structure of the Corporation from that of a Limited Liability Company.

The Company operates in a rapidly changing technological market and its activities are subject to significant risks and uncertainties, including failing to secure additional funding to further exploit the Company's current development.

NOTE 2 – SUMMARY OF SIGNFIICANT ACCOUNTING POLOCIES

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, and the reported amount of revenues and expenses during the reporting periods. Actual results could materially differ from these estimates.

Going Concern

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

To date, the Company has not generated meaningful revenues from principal operations and we have sustained losses since Inception. Costs are expected to exceed revenues in the near term as we develop more games. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern within one year after the date that the financial statements are issued.

Management reviewed various factors including availability of capital from current members and third parties, expected future revenue and development costs, industry trends, and current and historical operating costs.

We determined that in the near term, the Company's members have the ability and intent to continue to fund the business and product development as they have since Inception. In addition, there is a high degree of interest from third parties to raise significant capital through a Regulation A Tier 2 securities offering (Reg A+ Offering) based on the Company's "Testing the Waters" campaign, and only minimal costs are required to continue to operate the Company between periods of product development. Accordingly, management concluded their plans for liquidity are sufficient to alleviate substantial doubt about the Company's ability to continue as a going concern.

No assurance can be given that the Company will be successful in these efforts. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

F-7

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company's assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

Level 1 -	Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 -	Include other inputs that are directly or indirectly observable in the marketplace.

Level 3 -	Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Fair-value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2015 and 2014. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash and accounts payable. Fair values for these items were assumed to approximate carrying values because of their short term in nature or they are payable on demand.

Concentration of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America which it believes to be credit worthy.  Balances are insured by the Federal Deposit Insurance Corporation up to $250,000.

Cash and Cash Equivalents

For purpose of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Software Development Costs

The Company applies the principles of ASC 985-20, Software-Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed ("ASC 985-20"). ASC 985-20 requires that software development costs incurred in conjunction with product development be charged to research and development expense until technological feasibility is established. Software development costs include payments made to independent software developers under development agreements, as well as direct costs incurred internally. Under our current practice of developing new games, the technological feasibility of the underlying software is not established until substantially all product development and testing is complete, which generally includes the development of a working model. Prior to a product's release, if and when we believe capitalized costs are not recoverable, we expense the amounts as part of cost of sales. During the year ended December 31, 2015 and the period from Inception to December 31, 2014, no software development costs were capitalized.

F-8

Advertising

The Company expenses the cost of advertising and promotions as incurred. Advertising costs charged to operations were approximately $17,000 and $0 in 2015 and 2014, respectively.

Revenue Recognition

We operate our games as live services that allow players to play for free. Within these games, players can purchase virtual goods to enhance their game-playing experience through widely accepted payment methods within their Apple iTunes or Google Play account.

We recognize revenue when all of the following conditions are satisfied: there is persuasive evidence of an arrangement; the service has been provided to the player; the collection of our fees is reasonably assured; and the amount of fees to be paid by the player is fixed or determinable. For purposes of determining when the service has been provided to the player, we have determined that an implied obligation exists to the paying player to continue displaying the purchased virtual goods within the online game over their estimated life or until they are consumed. Consumable virtual goods represent goods that can be consumed by a specific player action. Common characteristics of consumable goods may include virtual goods that do not provide the player any continuing benefit following consumption or often times enable a player to perform an in-game action immediately. For the sale of consumable virtual goods, we recognize revenue as the goods are consumed, which approximates less than one month. As of December 31, 2015 and 2014, any amounts that may require deferral of revenue were inconsequential due to the insignificant revenue derived during December 2015.

Principal Agent Considerations

In accordance with the Accounting Standards Codification (ASC) 605-45, Revenue Recognition: Principal Agent Considerations, we evaluate our digital storefront in order to determine whether or not we are acting as the principal or as an agent when selling our games, which we consider in determining if revenue should be reported gross or net. We primarily use digital storefronts for distributing our smartphone games. Key indicators that we evaluate in order to reach this determination include:

•	the terms and conditions of our contracts with the digital storefronts

•	whether we are paid a fixed percentage of the arrangement's consideration or a fixed fee for each game transaction'

•	the party which sets the pricing with the end-user, has the credit risk and provides customer support; and

•	The party responsible for delivery/fulfillment of the product or service to the end consumer

Based on the evaluation of the above indicators, we have determined that we are generally acting as a principal and are the primary obligor to end-users for smartphone games distributed through digital storefronts. Therefore, we recognize revenue related to these arrangements on a gross basis, when the necessary information about the gross amounts or platform fees charged, before any adjustments, are made available to us by the digital storefronts.

Income Taxes

The Company is treated as a partnership for federal income tax purposes. Consequently, federal income taxes are not payable or provided for by the Company. Members are taxed individually on their pro rata ownership share of the Company's earnings.

F-9

GAAP basis of accounting requires management to evaluate tax positions taken by the Company and disclose a tax liability (or asset) if the Company has taken an uncertain position that more than likely than not would not be sustained upon examination by the Internal Revenue Service or other taxing authorities. Management has analyzed the tax positions taken by the Company, and has concluded that, there are no uncertain positions taken or expected to be taken that would require disclosure in the financial statements. The Company is subject to routine audits by the Internal Revenue Service or other tax authorities, generally for three years after the tax returns are files; however, there are currently no audits for any tax periods in progress.

The 2014 tax year was the first year that tax returns for the Company were filed. As such, the Company will be subject to Federal tax examinations by tax authorities and state examinations since the Company's inception.

Recent Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update ("ASU") No. 2016-02, "Leases" intended to improve financial reporting about leasing transactions. The new guidance requires entities to recognize assets and liabilities for leases with lease terms of more than 12 months. The new guidance also requires qualitative and quantitative disclosures regarding the amount, timing, and uncertainty of cash flows arising from leases. The new guidance is effective for the Company beginning January 1, 2019. The Company is evaluating the impact of the new standard on its consolidated financial statements.

In April 2015, the FASB issued ASU No. 2015-05, "Intangibles-Goodwill and Other-Internal-Use Software." The standard amended the existing accounting standards for intangible assets and provides explicit guidance to customers in determining the accounting for fees paid in a cloud computing arrangement, wherein the arrangements that do not convey a software license to the customer are accounted for as service contracts. The pronouncement is effective for reporting periods beginning after December 15, 2015. Management is still in the process of assessing the impact of ASU 2014-15 on our consolidated financial statements.

In August 2014, the FASB issued ASU No. 2014-15, "Presentation of Financial Statements—Going Concern", which requires management to evaluate, at each annual and interim reporting period, whether there are conditions or events that raise substantial doubt about the entity's ability to continue as a going concern within one year after the date the financial statements are issued and provide related disclosures. ASU 2014-15 is effective for annual periods ending after December 15, 2016 and interim periods thereafter. Early application is permitted. Management is still in the process of assessing the impact of ASU 2014-15 on our consolidated financial statements.

In May 2014, and later amended in August 2015, the FASB issued new accounting guidance regarding revenue recognition under GAAP. This new guidance will supersede nearly all existing revenue recognition guidance and, and is effective for public and private entities for annual periods beginning after December 15, 2016 and 2017, respectively. Early adoption is permitted for reporting periods beginning after December 15, 2016. The Company is currently evaluating the impact of this new guidance on the Company's financial statements.

The Financial Accounting Standards Board issues Accounting Standard Updates to amend the authoritative literature in ASC. There have been a number of ASUs to date that amend the original text of ASC. The Company believes those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to the Company or (iv) are not expected to have a significant impact on the Company.

F-10

NOTE 3 – RELATED PARTY TRANSACTIONS

During the year ended December 31, 2015, an entity under common ownership of one of the members made payments on behalf of the Company for marketing and advertising efforts totaling $17,000. Such amounts have been reflected in the balance sheet as accounts payable from related party.

Member contributions are disclosed in Note 5 below.

NOTE 4 – COMMITMENTS AND CONTINGENCIES

Development and Royalty Agreements

On August 1, 2014, the Company entered into an agreement with a third party game development company, for the development and support of Fortress Fury. The agreement called for $120,000 in development fees and monthly recoupable tuning and support fees, as explained below, which ranged from approximately $25,000-31,000 per month. Per the agreement, the Company owes the developer a quarterly royalty of 20% of the net receipts received from Fortress Fury, only after the accumulated royalties that otherwise would be due is greater than the total tuning and support fees paid. To date, the tuning and support fees exceed any royalties and accordingly no royalties are payable.

On May 21, 2015, the Company entered into a one (1) year royalty agreement with a third party related to Fortress Fury. The royalty agreement is for the introduction to publishers, distributors and operators worldwide, excluding North American and Europe. The agreement calls for 10% of fees and advances received by the Company to be paid to the third party and 10% royalty for five years from the commercial launch date in each territory. To date, the Company has not incurred any royalties.

NOTE 5 – MEMBERS' EQUITY

During the year ended December 31, 2015 and the period from Inception to December 31, 2014, member contributions totaled $263,000 and $144,000, respectively.

As disclosed in Note 6 below, subsequent to year end, the Company was converted to a corporation and each member received 5,000,000 shares of common stock (total 10,000,000).

NOTE 6 – SUBSEQUENT EVENTS

On March 11, 2016, the Company entered into an expense reimbursement agreement with StartEngine Crowdfunding, Inc. a related party. The agreement provides for the reimbursement of expenses of $72,500 for marketing and legal services. As of December 31, 2015, $17,000 of the total amount was included in Accounts Payable.

On April 13, 2016, XREAL LLC was converted to XREAL Inc, a Delaware Corporation. XREAL, Inc, is authorized to issued ninety-eight Million (98,000,000) shares of common stock, par value $0.001 and two million (2,000,000) shares of preferred stock, par value $0.001. As such members of the LLC were converted to shareholders of the corporation.

The Company has evaluated subsequent events that occurred after December 31, 2015 through April 19, 2016, the issuance date of these financial statements. There have been no other events or transactions during this time which would have a material effect on these financial statements.

F-11

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATION

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and related notes appearing at the end of this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled "Risk Factors" and elsewhere in this Offering Circular.

XReal, Inc. is a Delaware corporation originally formed as a limited liability company in the State of Delaware on August 11, 2014 but converted into a corporation on April 13, 2016, to create a new mobile gaming platform primarily targeting the eSports market and develop a mobile eSports franchise with highly addictive games.

We develop, market, and sell products exclusively through digital downloads, which are principally based on our developed intellectual properties. We are established to deliver content to a broad range of gamers, ranging from children to adults, and from core gamers to mass-market consumers to "value" buyers seeking budget-priced software, in a variety of markets. We intend to continue to focus our efforts in the areas we believe have the most opportunity for growth and higher profitability, while reducing investments in areas we believe have less profit potential and limited growth opportunities. To that end, we expect to focus on developing deep, high-quality content that offers engaging online gaming experiences. We believe the growth of video gaming as an industry reflects a "booming trend" among young people who play these games as a sport.

The primary sources of revenue for XReal are expected to be the fees we charge for game play, including charges for add-on features during play, and participation in eSports tournaments and other events, as well as advertisements on our platforms.

Results of Operations

The period of August 11, 2014 (inception) to December 31, 2014

Revenue. Total revenue for the period of August 11, 2014 (inception) to December 31, 2014 was $0, as we had no products at that time and were in the development stage.

Operating Expenses. Operating expenses for the period August 11, 2014 (inception) to December 31, 2014 were $148,603. Operating expenses for the period were comprised of general and administrative costs and game development costs.

Net Loss. Net loss for the period of August 11, 2014 (inception) to December 31, 2014 was ($149,403). This net loss was the result of no revenue and $148,603 of operating expenses. Currently operating costs exceed revenue because the Company is not currently earning significant revenue from Fortress Fury (the "Game") and does not expect to earn revenue until the second improved version of the Game is fully developed and launched, which requires a significant portion of the proceeds of this offering to be available to us to fund development costs. We cannot assure when or if revenue will exceed operating costs.

49

The Year Ended December 31, 2015

Revenue. Total revenue for the year ended December 31, 2015 was $17,127. We anticipate that revenue from our Game will commence in 2017.

Operating Expenses. Operating expenses for the year ended December 31, 2015 were $302,476. Operating expenses for the period were primarily comprised of game development costs.

Net Loss. Net loss for the year ended December 31, 2015 was ($291,303). This net loss was the result of substantial game development costs without significant revenue, since the Game needs enhancements before it can be relaunched. We cannot assure when or if revenue will exceed operating costs.

Liquidity and Capital Resources

We had net cash of $469 at December 31, 2014 and $837 at December 31, 2015, primarily from capital contributions made to the Company by its founders and principal shareholders, Howard Marks and Jason Moron. We anticipate the proceeds of this offering as the primary source of working capital for the Company over the next 12 months.

During the period of August 11, 2014 (inception) to December 31, 2014, we used ($143,631) of cash for operating activities. A substantial portion of the funds were used to pay game development costs.

During the year ended December 31, 2015, we used ($262,632) of cash for operating activities. A large portion of the funds were used to pay game development costs.

Cash provided by financing activities relating to capital contributions by the founders during the period of August 11, 2014 (date of inception) to December 31, 2014 was $144,100. Cash provided by financing activities relating to capital contributions by the founders during the year ended December 31, 2015 was $263,000. Since inception, our capital needs have primarily been met from capital contributions by the founders.

We will have additional capital requirements during 2016. We do not expect to be able to satisfy our cash requirements through online sales, and therefore we will attempt to raise additional capital through the sale of our common stock.

We cannot assure that we will have sufficient capital to finance our growth and business operations or that such capital will be available on terms that are favorable to us or at all. We are currently incurring operating deficits that are expected to continue for the foreseeable future.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

50

Critical Accounting Policies

We have identified the policies outlined below as critical to our business operations and an understanding of our results of operations. The list is not intended to be a comprehensive list of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States, with no need for management's judgment in their application. The impact and any associated risks related to these policies on our business operations is discussed throughout management's Discussion and Analysis or Plan of Operation where such policies affect our reported and expected financial results. Note that our preparation of the financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates.

Revenue Recognition

Revenue includes product sales. The Company recognizes revenue from product sales in accordance with Topic 605 "Revenue Recognition in Financial Statements" which is at the time customers are invoiced at shipping point, provided title and risk of loss has passed to the customer, evidence of an arrangement exists, fees are contractually fixed or determinable, collection is reasonably assured through historical collection results and regular credit evaluations, and there are no uncertainties regarding customer acceptance.

The Company had minimal revenue during 2015 from Game sales. The Company had no returns during 2015.

Stock Based Compensation Expense

We expect to account any share-based compensation pursuant to SFAS No. 123 (revised 2004) Share-Based Payment, or SFAS No. 123R. SFAS No. 123R requires measurement of all employee share-based payments awards using a fair-value method. When a grant date for fair value is determined we will use the Black-Scholes-Merton pricing model. The Black-Scholes-Merton valuation calculation requires us to make key assumptions such as future stock price volatility, expected terms, risk-free rates and dividend yield. The weighted-average expected term for stock options granted was calculated using the simplified method in accordance with the provisions of Staff Accounting Bulletin No. 107, Share-Based Payment. The simplified method defines the expected term as the average of the contractual term and the vesting period of the stock option. We will estimate the volatility rates used as inputs to the model based on an analysis of the most similar public companies for which XReal has data. We will use judgment in selecting these companies, as well as in evaluating the available historical volatility data for these companies.

SFAS No. 123R requires us to develop an estimate of the number of share-based awards which will be forfeited due to employee turnover. Annual changes in the estimated forfeiture rate may have a significant effect on share-based payments expense, as the effect of adjusting the rate for all expense amortization after January 1, 2006 is recognized in the period the forfeiture estimate is changed. If the actual forfeiture rate is higher than the estimated forfeiture rate, then an adjustment is made to increase the estimated forfeiture rate, which will result in a decrease to the expense recognized in the financial statements. If the actual forfeiture rate is lower than the estimated forfeiture rate, then an adjustment is made to decrease the estimated forfeiture rate, which will result in an increase to the expense recognized in the financial statements. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant. We have never paid cash dividends, and do not currently intend to pay cash dividends, and thus have assumed a 0% dividend yield.

XReal will continue to use judgment in evaluating the expected term, volatility and forfeiture rate related to its stock-based awards on a prospective basis, and in incorporating these factors into the model. If our actual experience differs significantly from the assumptions used to compute its stock-based compensation cost, or if different assumptions had been used, we may record too much or too little share-based compensation cost. XReal recognizes expense using the straight-line attribution method.

51

PART III – EXHIBITS

Item 16 Index to Exhibits

2.1	Certificate of Incorporation

2.2	Bylaws

4.1	Subscription Documents

6.1	Posting Agreement with StartEngine CrowdFunding, Inc.

6.2	Broker-Dealer Services Agreement with FundAmerica Securities, Inc.

6.3	Escrow Agreement with FundAmerica Securities, Inc.

11.1	Consent of Independent Certified Public Accountants

12.	Legal Opinion of Richardson & Associates

52

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on March [ ], 2016.

(Exact name of issuer as specified in its charter): X-Real, Inc.

By (Signature and Title):	/s/ Howard Marks
Howard Marks, Chief Executive Officer (Principal Executive Officer)

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

(Signature):	/s/ Jordan Maron
(Title):	Jordan Maron, Chief Financial Officer (Principal Financial Officer, Principal Accounting Officer)
(Date):	March, [ ], 2016

/s/ Howard Marks	/s/ Jordan Maron
Howard Marks, Chairman	Jordan Maron, Director

53